Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BOSTON SCIENTIFIC CORPORATION,

TEXTILE MERGER SUB, INC.

and

APOLLO ENDOSURGERY, INC.

Dated as of November 29, 2022

i

ii

Schedule I	Signatories to Voting and Support Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2022 (this “Agreement”), among Boston Scientific Corporation, a Delaware corporation (“Parent”), Textile Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Apollo Endosurgery, Inc., a Delaware corporation (the “Company” and together with Parent and Merger Sub, collectively, the “parties” and each individually a “party”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 9.03 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will thereupon cease and the Company will continue as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions (as defined below) are fair to, and in the best interests of, the Company and its stockholders, (b) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (c) resolved to recommend adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the board of directors of Parent (the “Parent Board”) has duly authorized, approved and adopted the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions;

WHEREAS, upon consummation of the Merger, each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below), will be canceled and converted into the right to receive the Merger Consideration (as defined below), upon the terms and subject to the conditions of and any exceptions in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company on Schedule I have entered into a voting and support agreement with Parent, pursuant to which such stockholders have agreed to vote in favor of, and support the consummation of, the Merger in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, the closing of the Merger (the “Closing”) will take place by electronic exchange of deliverables at 10:00 a.m., New York time, on the third (3rd) Business Day after the satisfaction or written waiver (where permissible under applicable Law) of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing (subject to their satisfaction or written waiver (where permissible)), unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by and in accordance with Section 251 of the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by Parent and the Company and specified in the Certificate of Merger in accordance with the DGCL, such date and time hereinafter referred to as the “Effective Time”.

SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges and powers of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.05 Certificate of Incorporation and By-Laws of the Surviving Company. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of the date of this Agreement (the “Company Charter”) shall be amended and restated in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Apollo Endosurgery, Inc.”, until thereafter amended as provided therein or by applicable Law. Parent and the Company shall take such actions reasonably necessary to cause the Amended and Restated Bylaws of the Company as in effect as of the date of this Agreement (the “Company Bylaws”) to be amended in their entirety pursuant to the Merger to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name shall be “Apollo Endosurgery, Inc.”), and as so amended shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law.

SECTION 1.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and officers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Company.

SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

SECTION 1.08 Merger Sub Stockholder Approval. Parent will, promptly following the date hereof, take all necessary action to cause Merger Sub’s sole stockholder to adopt this Agreement promptly following its execution and delivery by the parties.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than Shares to be canceled in accordance with Section 2.01(b) or Dissenting Shares (collectively, the “Excluded Shares”), shall be canceled and shall be converted automatically into the right to receive $10.00 in cash, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company (the “Paying Agent”), and enter into a paying agent agreement, in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”), with such Paying Agent for the payment of the Merger Consideration in accordance with this Article II. At or before the Closing, Parent shall deposit, or cause the Surviving Company to deposit, with the Paying Agent, for the benefit of the holders of Shares (other than Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, and that such investments shall only be invested in the manner provided in the Paying Agent Agreement. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company.

(b) Exchange Procedures. As promptly as practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates (if any) shall pass, only upon delivery of such Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, and shall otherwise be in customary form and have such other provisions as Parent or the Paying Agent may reasonably specify; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered shall forthwith be canceled. The Merger Consideration paid upon the surrender for exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a person other than the person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the person requesting such payment shall have paid any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three (3) Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights with respect to such Shares and as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares (other than Excluded Shares) twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares (other than Excluded Shares) who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares (other than Excluded Shares) as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Options, Company RSUs or Company PSUs such amounts as it is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. Each of the Paying Agent, the Surviving Company and Parent shall use commercially reasonable efforts to provide recipients of consideration pursuant to this Agreement a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholding. To the extent that amounts are so withheld by the Paying Agent, the Surviving Company or Parent, as the case may be, and remitted to the appropriate Governmental Authority in accordance with applicable law, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Options, Company RSUs or Company PSUs in respect of which such deduction and withholding were made by the Paying Agent, the Surviving Company or Parent, as the case may be.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Share Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Options; Company RSUs; Company PSUs.

(a) At the Effective Time, each then-outstanding and unexercised option to purchase Shares granted under any Company Stock Plan (each, a “Company Option”) with an exercise price per Share that is less than the Merger Consideration, by virtue of the Merger and without further action on the part of the holder thereof, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Option and (ii) the aggregate number of Shares issuable upon exercise of such Company Option, less applicable Taxes and authorized deductions. Parent shall cause the Surviving Company to make the payments contemplated by this Section 2.04(a) as promptly as practicable (and in no event later than thirty (30) calendar days following the Effective Time).

(b) At the Effective Time, each Company Option, whether vested or unvested, that has an exercise price per Share that is greater than the Merger Consideration shall be canceled without the payment of consideration.

(c) At the Effective Time, each then-outstanding restricted stock unit award granted under any Company Stock Plan (each, a “Company RSU”) shall, by virtue of the Merger and without further action on the part of the holder thereof, whether vested but unsettled or unvested, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying such Company RSU, less applicable Taxes and authorized deductions. Parent shall cause the Surviving Company to make the payments contemplated by this Section 2.04(c) as promptly as practicable (and in no event later than thirty (30) calendar days following the Effective Time); provided, however, that no payment shall be accelerated to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without incurring any such penalty Tax.

(d) At the Effective Time, each outstanding performance restricted stock unit award granted under any Company Stock Plan that vests based on achievement of any performance condition and the passage of time (each, a “Company PSU”) shall, by virtue of the Merger and without further action on the part of the holder thereof, whether vested but unsettled or unvested, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares underlying such Company PSU (determined as if all performance conditions in the applicable award agreements relating thereto have been satisfied as of immediately prior to the Effective Time), less applicable Taxes and authorized deductions. Parent shall cause the Surviving Company to make the payments contemplated by this Section 2.04(d) as promptly as practicable (and in no event later than thirty (30) calendar days following the Effective Time); provided, however, that no payment shall be accelerated to the extent it would result in the incurrence of a penalty Tax under Section 409A of the Code, and instead, any such payment shall be made on the earliest date possible without incurring any such penalty Tax. At the Effective Time, each Company PSU that has not been deemed earned in accordance with the applicable award agreement shall be canceled without the payment of consideration.

(e) Prior to the Effective Time, the Company Board (and/or the compensation committee (or equivalent committee) of the Company Board) shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.04.

SECTION 2.05 Company Warrants. Prior to the Effective Time, the Company shall satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant and each Company Warrant shall be treated in accordance with its terms.

SECTION 2.06 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration and shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, approve any withdrawal of any such demands or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or, other than with respect to Section 3.01(a), Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 3.25 and Section 3.27, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as disclosed in any SEC Reports filed after December 31, 2020 and prior to the date of this Agreement (but (a) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement, and (b) excluding (i) any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein) and (ii) any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are forward-looking in nature as filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Company Subsidiaries.

(a) Each member of the Company Group is a corporation, limited liability company or other legal entity validly existing and in good standing (or equivalent concept to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so validly existing and in good standing would not have a Company Material Adverse Effect and would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Each member of the Company Group is duly qualified or licensed as a foreign legal entity to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect and would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries, together with the jurisdiction of organization of each Company Subsidiary and the percentage of the outstanding share capital or other Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any material Equity Interest in any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has made available to Parent a true and complete copy of (a) the Company Charter, (b) the Company Bylaws and (c) the certificate of incorporation and by-laws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and by-laws (or equivalent organizational documents) is in full force and effect. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation and by-laws (or equivalent organizational documents) in any material respect.

SECTION 3.03 Capitalization.

(a) The authorized share capital of the Company consists of (i) 100,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

(b) As of November 25, 2022 (the “Capitalization Date”): (i) 41,658,311 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights; (ii) no shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Common Stock were held by the Company Subsidiaries; (iv) no shares of Preferred Stock were issued and outstanding; (v) 6,323,914 shares of Company Common Stock were reserved for future issuance in connection with the Company Stock Plans (including 4,134,202 shares of Company Common Stock subject to outstanding Company Options (all of which vest solely on continuous service), 1,756,074 shares of Company Common Stock subject to outstanding Company RSUs (all of which vest solely on continuous service) and 433,638 shares of Company Common Stock subject to outstanding Company PSUs (assuming satisfaction of any market or performance conditions at maximum levels); (vi) 6,368,321 shares of Company Common Stock were reserved for issuance in connection with the conversion of the principal and accrued but unpaid interest of the Convertible Debentures; and (vii) 12,330,710 shares of Company Common Stock were reserved for issuance in connection with the exercise of the Company Warrants. Except as set forth in this Section 3.03(b) and as set forth on Section 3.03(b) of the Company Disclosure Schedule, there are no options, warrants, calls, restricted shares, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares or other equity interests or capital stock of the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, capital stock or other equity interests, or any other rights or instruments that are linked in any way to the price of the shares of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of all or any part of the Company or any Company Subsidiary (each, an “Equity Interest”), in each case, subject to vesting or obligating the Company or any Company Subsidiary to issue, sell or grant any such Equity Interests. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights.

(c) The Company has previously provided a complete and correct list, as of the Capitalization Date, of (i) the number of shares of Company Common Stock subject to each outstanding Company Option (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder (to the extent not prohibited by applicable Law), the exercise price, the grant date, the exercise period and vesting schedule of each such Company Option and the Company Stock Plan pursuant to which the Company Option was granted, (ii) the number of shares of Company Common Stock subject to each outstanding Company RSU, the name of the holder (to the extent not prohibited by applicable Law), the grant date, the vesting schedule and settlement date and the Company Stock Plan pursuant to which such Company RSU was granted and (iii) each outstanding Company PSU (assuming satisfaction of any market or performance conditions at maximum levels), the name of the holder (to the extent not prohibited by applicable Law), the grant date, the vesting schedule, the threshold, target and maximum number of Company Common Stock that may be earned, the settlement date, the total amount of the unpaid portion of each Company PSU, and the Company Stock Plan pursuant to which such Company PSU was granted.

(d) Section 3.03(d) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Convertible Debenture outstanding, as of the Capitalization Date, of: (i) the name of the registered holder of each outstanding Convertible Debenture; (ii) the number of shares of Company Common Stock subject to such Convertible Debenture; (iii) the per share conversion price of such Convertible Debenture; and (iv) the date on which such Convertible Debenture was originally issued. The Company has made available to Parent true and complete copies of all agreements evidencing such Convertible Debentures. The Convertible Debentures have not been amended or supplemented since being made available to Parent, and there are no Contracts that provide for the amendment or supplement of any such Convertible Debentures.

(e) Section 3.03(e) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Warrant outstanding, as of the Capitalization Date the following information: (i) the name of the registered holder of each outstanding Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; (iv) the date on which such Company Warrant was originally issued; and (v) the date on which such Company Warrant expires. The Company has made available to Parent true and complete copies of all agreements evidencing such Company Warrants. The Company Warrants have not been amended or supplemented since being made available to Parent, and there are no Contracts that provide for the amendment or supplement of any such Company Warrant.

(f) Except for the Existing Loan Agreement and the Convertible Debentures, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of any member of the Company Group issued and outstanding or reserved for issuance. Except for the Convertible Debentures, there are no outstanding obligations under Contract or otherwise of any member of the Company Group to repurchase, redeem or otherwise acquire any Equity Interests of any member of the Company Group, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Equity Interests of any member of the Company Group, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Company Group. Except as disclosed on Section 3.03(f) of the Company Disclosure Schedule, none of the Company nor any other member of the Company Group is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any Equity Interests of the Company or any other member of the Company Group or any other Contract relating to disposition, voting or dividends with respect to any Equity Interests of the Company or of any other member of the Company Group.

(g) Each outstanding Equity Interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or interest is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other Liens of any nature whatsoever (other than Permitted Liens).

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the consummation of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained and that all filings and other actions described in Section 3.05(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, common law, statute, ordinance or law, or any executive order, rule, regulation, standard, Order or agency requirement of any Governmental Authority

(“Law”) applicable to the Company Group or by which any property or asset of the Company Group is bound, or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by any member of the Company Group under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of any benefit under, or the creation of any Lien on the properties or assets of the Company Group pursuant to any Contract, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality, accrediting body, administrative contractor or fiscal intermediary, or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other Antitrust Laws as may be applicable to the Transactions or any Foreign Investment Laws as may be applicable to the Transactions, (vi) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, and registration, declaration or filing set forth in Section 3.05(b) of the Company Disclosure Schedule and (vii) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not have a Company Material Adverse Effect and would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement.

SECTION 3.06 Permits. Except as would not have a Company Material Adverse Effect, each member of the Company Group is in possession of all licenses, permits, approvals, accreditations, certificates, easements, concessions, franchises, variances, exemptions, consents, registrations, clearances, billing or provider numbers, waivers, orders, operating certificates of any Governmental Authority applicable to it and necessary for each such entity to own, lease, license, sublease, use, occupy and operate its assets and properties or to carry on its business as it is now being conducted (the “Company Permits”), and each such Company Permit held by the Company Group is in full force and effect. Except as would not have a Company Material Adverse Effect, each member of the Company Group has timely submitted all renewal applications, reports, forms, registrations and documents required to be filed and paid all fees and assessments in connection with the Company Permits and has not received any written notice from a Governmental Authority alleging that it has failed to hold any Company Permits. Except as would not have a Company Material Adverse Effect, no member of the Company Group is, or since January 1, 2020 has been, in conflict with, or in default, breach or violation of, any Company

Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound. Except as would not have a Company Material Adverse Effect, (i) each member of the Company Group is in compliance with the rules and regulations of the Governmental Authority issuing such Company Permits; (ii) there is no pending or, to the Knowledge of the Company, threatened in writing, before any other Governmental Authority any proceeding, notice of violation, order of forfeiture or complaint or investigation against any member of the Company Group relating to any conflict with, or default, breach or violation of, any of the Company Permits or any actual or threatened revocation, cancellation, termination, suspension, restriction, adverse modification or non-renewal of any such Company Permit; and (iii) the actions of the applicable Governmental Authorities granting all Company Permits have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the Knowledge of the Company, threatened in writing, any application, petition, objection or other pleading with any other Governmental Authority which challenges or questions the validity of or any rights of the holder under any Company Permit.

SECTION 3.07 Compliance.

(a) The businesses of the Company and each Company Subsidiary are, and since January 1, 2020 have been, conducted in compliance in all material respects with, and neither the Company nor any of the Company Subsidiaries is, or since January 1, 2020 has been, in any material respect in violation of, in each case, any Laws applicable to such entity or by which any property or asset of such entity is bound.

(b) Except as would not be material to the Company Group, taken as a whole, no investigation by any Governmental Authority with respect to any member of the Company Group is pending or, to the Company’s Knowledge, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same.

(c) Except as would not be material to the Company Group, taken as a whole, no member of the Company Group is or has been, and, to the Knowledge of the Company, none of their respective employees, directors or officers is or has been, suspended or debarred from doing business by any Governmental Authority or declared ineligible for government contracting, and no such suspension or debarment action has been commenced.

(d) To the Knowledge of the Company, no independent contractor that provides services to the Company Group is or has been, suspended or debarred from doing business by any Governmental Authority or declared non-responsible or ineligible for government contracting, and no such suspension or debarment action has been commenced, in each case, except as would not have a Company Material Adverse Effect.

SECTION 3.08 Reports; SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2020 (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Reports”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment, the SEC Reports (i) were prepared (and any SEC Reports filed after the date hereof will have been prepared), in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).

(c) The Company maintains a system of internal controls over financial reporting (as defined in Rules 3a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements. The Company (A) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (B) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d) No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other SEC Report.

(e) Neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company as at December 31, 2021 (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Latest Balance Sheet”), (ii) incurred in connection with the Transactions, or (iii) incurred in the ordinary course of business since December 31, 2021 that would not have a Company Material Adverse Effect.

(f) Since January 1, 2020, subject to any applicable grace periods, the Company has been in and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of Nasdaq.

(g) As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC staff with respect to any SEC Reports and none of the SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review. There are no formal internal investigations, any SEC inquiries or investigations or other inquiries or investigations by any Governmental Authority that are pending or, to the Company’s Knowledge, threatened in writing, in each case regarding any accounting practices of the Company or any Company Subsidiary.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2021 through the date of this Agreement, (a) there has not been a Company Material Adverse Effect, (b) except in connection with the Transactions and any actions reasonably taken in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19, including in response to any COVID-19 Measure, the members of the Company Group have conducted their businesses in the ordinary course of business and (c) no member of the Company Group has taken any action that, if taken after the date hereof, would constitute a violation of Section 5.01.

SECTION 3.10 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the Knowledge of the Company, threatened in writing, against the Company Group, or any property or asset of the Company Group (or, to the Knowledge of the Company, any director or officer of the Company Group in such capacity as director or officer) which involves an amount in controversy that is material to the Company Group, taken as a whole. As of the date of this Agreement, no member of the Company Group nor any property or asset of the Company Group is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority or any Order of any Governmental Authority that would not be material to the Company Group, taken as a whole.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Plans. With respect to each Plan, the Company has made available to Parent a copy of such Plan (or a description, if such Plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable): (i) each trust, insurance or other funding arrangement; (ii) each summary plan description and summary of material modifications; (iii) the most recently filed Internal Revenue Service (the “IRS”) Forms 5500; (iv) the most recently prepared actuarial reports and financial statements in connection with each such Plan; (v) all non-routine material documents and correspondence relating thereto received from or provided to the Department of Labor, the IRS or any other Governmental Authority since January 1, 2020; and (vi) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any ERISA Affiliate has ever maintained, contributed to or been obligated to contribute to, or has (or could reasonably be expected to have) any liability with respect to, any plan, program, fund, or arrangement that constitutes a (i) defined benefit pension plan or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) multiemployer plan within the meaning of Section 3(37) of ERISA or (iii) multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Plan.

(d) Each Plan has been established, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws and regulatory guidance issued by any Governmental Authority. Each Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in material compliance with, and the Company and the Company Subsidiaries have materially complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(e) With respect to any Plan, as of the date of this Agreement and except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened.

(f) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any Company Subsidiary; (ii) except as specifically provided in Section 2.04 hereof, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any Service Provider; or (iii) limit or restrict the right of the Company or any Company Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any person for any tax incurred by such person, including under Section 409A or 4999 of the Code.

(g) Neither the Company nor any Company Subsidiary has any written express commitment or, to the Knowledge of the Company, verbal commitment, (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than as required by the terms of the Plans as in effect as of the date hereof or (ii) to modify, change or terminate any Plan, other than a modification, change or termination required by applicable Law.

(h) With respect to each Plan that is maintained outside of the United States or that provides benefits to Service Providers outside of the United States: (i) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (ii) from and after the Closing, Parent and its Subsidiaries shall receive the full benefit of any such funds, accruals or reserves under each Plan; and (iii) each Plan required to be registered with applicable Governmental Authority has been registered and has been maintained in good standing.

SECTION 3.12 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, works council arrangement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union or works council to organize any such employees. To the Knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary. As of the date of this Agreement, there is no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions. Neither the Company nor any Company Subsidiary has effectuated a “plant closing” or “mass layoff” as defined in the WARN Act during the one (1)-year period preceding the date hereof. Neither the Company nor any Company Subsidiary has had any material workforce changes due to the COVID-19 pandemic, including any actual terminations, layoffs, furloughs or shutdowns or any base salary reductions during the one (1)-year period preceding the date hereof, nor are any such changes currently contemplated as a result of COVID-19.

(b) Except as would not be material to the Company Group, taken as a whole: (i) the Company and each Company Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, overtime, worker classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers’ compensation, continuation coverage under group health plans, wage payment, collective bargaining and the payment and withholding of Taxes; and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted since January 1, 2020 or is now pending or threatened against the Company or any Company Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person.

(c) Since January 1, 2020, there have not been any Actions relating to, or complaints, notices or allegations, in each case, made in writing (or to the Knowledge of the Company, orally), relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary relating to the foregoing, in each case involving the Company or a Company Subsidiary or any Service Provider while serving in such capacity. Since January 1, 2020, neither the Company nor any Company Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement relating to any of the matters described in this Section 3.12(c).

SECTION 3.13 Real Property; Title to Assets.

(a) No member of the Company Group owns any real property, and no member of the Company Group is a party to any Contract to purchase any real property or interest therein.

(b) Except as would not have a Company Material Adverse Effect, the Company or one of the Company Subsidiaries (i) has valid, legally binding, enforceable and subsisting leasehold or other interests under all the existing leases, subleases, sub-subleases, licenses or other occupancy arrangements for the Leased Real Property (collectively, the “Company Leases”), free and clear of all Liens, except Permitted Liens, and (ii) has actual, exclusive possession of each Leased Real Property.

(c) Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Except as would not have a Company Material Adverse Effect, there is no default under any Company Lease either by any member of the Company Group or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by any member of the Company Group thereunder. True, correct and complete copies of each Company Lease and all amendments, modifications and supplements thereto have been made available to Parent.

(d) Except as would not have a Company Material Adverse Effect, the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the Latest Balance Sheet as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens.

SECTION 3.14 Taxes.

(a) Each member of the Company Group (i) has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by them, and such Tax Returns are correct and complete in all material respects and (ii) has timely paid all material amounts of Taxes required to be paid by them (whether or not shown as due on any Tax Return) except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by any member of the Company Group with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority. Since the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books, no member of the Company Group has incurred any material liability for Taxes other than in the ordinary course of business consistent with past practice or in connection with the Transactions.

(b) There are no pending audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings by a Governmental Authority in respect of any material Taxes or Tax Returns of any member of the Company Group, and, to the knowledge of the Company, no such audits, examinations, investigations, refunds, litigation, proposed adjustments or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any member of the Company Group, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings and for which such member of the Company Group has set aside adequate reserves in accordance with GAAP. There are no Liens for Taxes on any of the assets of any member of the Company Group, other than Permitted Liens.

(c) No member of the Company Group has any liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries) or (ii) by reason of being party to any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes and entered into in the ordinary course of business, or any agreement solely between or among the Company and the Company Subsidiaries).

(d) No member of the Company Group has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return, which claim has not been resolved prior to the date hereof, that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction. No member of the Company Group has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with respect to an assessment or deficiency for Taxes, in each case, other than pursuant to automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(e) No member of the Company Group was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past five (5) years.

(f) No member of the Company Group has participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011.

(g) No member of the Company Group will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for a Tax period (or portion thereof) beginning after the Closing Date as a result of (i) any change in accounting method initiated by it or any other relevant party prior to the Closing, (ii) closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into prior to the Closing, (iii) an installment sale or open transaction arising prior to the Closing, (iv) a prepaid amount received, or paid, prior to the Closing, in each case, outside the ordinary course of business, (v) deferred gains arising from a transaction consummated prior to the Closing or (vi) any employer payroll taxes for a Tax period or portion thereof ending on or prior to the Closing Date that have been deferred pursuant to Section 2302 of the CARES Act.

(h) No member of the Company Group is or will be required to include any income under Section 965 of the Code.

(i) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any federal, state, local and foreign taxes of any kind whatsoever, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, unclaimed property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated and other similar taxes and any other assessment, fee, duty, levy or charge in the nature of a tax, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto, whether disputed or not.

(ii) “Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, claim for refund or information return or statement, as well as any schedule or attachment thereto and any amendment thereof.

SECTION 3.15 Material Contracts.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true and complete list of each of the following Contracts, including all amendments, supplements and modifications, other than the Plans, to which a member of the Company Group is a party as of the date of this Agreement (such Contracts required to be set forth in such list, the “Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is currently in effect with respect to the Company or any Company Subsidiary that has been, or was required to be, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, or with any SEC Reports filed and made publicly available after the date of filing of such Form 10-K until the date hereof;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets where annual payments made by a member of the Company Group in the year ended December 31, 2022, or December 31, 2023 is expected to exceed $250,000 and is not cancelable by the applicable member of the Company Group without penalty or further payment and without more than sixty (60) calendar days’ notice;

(iii) (a) any Contract involving a distributor, partner or reseller of Company Products in the United States of America pursuant to which a member of the Company Group received payments or expects to receive payments in excess of $250,000 in the aggregate during the year ended December 31, 2022, or December 31, 2023 or (B) any Contract involving a distributor, partner or reseller of Company Products outside of the United States of America pursuant to which a member of the Company Group received payments or expects to receive payments in excess of $250,000 in the aggregate during the year ended December 31, 2022 or December 31, 2022;

(iv) all customer Contracts with expected annual revenues for the year ended December 31, 2022, or December 31, 2023, in excess of $250,000;

(v) all Company IP Agreements that are material to the business of any member of the Company Group (other than any Standard Agreement);

(vi) any Contract containing any non-compete, right of first offer or negotiation, or right of first refusal provision or any similarly restrictive provision with respect to any line of business, person, property or geographic area that limits the business of the Company or any Company Subsidiary;

(vii) any Contract (A) obligating a member of the Company Group to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any person “most favored nation” or similar status with respect to the Company Products or (B) under which any Person has been granted the right to manufacture, sell, market or distribute any Company Product on an exclusive basis to any Person or group of Persons or in any geographical area;

(viii) (A) all joint venture and partnership Contracts, (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses with one or more persons or (C) any Contract that provides for “earn-outs” or other similar contingent payments by or to the Company or any Company Subsidiary for the deferred purchase price of property or services where such contingent payments remain to be paid;

(ix) all Company Leases;

(x) any Contract entered into since January 1, 2020 pursuant to which a member of the Company Group acquired or disposed of any operating business or assets;

(xi) any Contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $250,000 or more individually in any calendar year;

(xii) any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by a member of the Company Group;

(xiii) each settlement agreement entered into since January 1, 2020, (A) with a Governmental Authority that imposes material ongoing obligations or material restrictions on a member of the Company Group or (B) that requires a member of the Company Group to pay more than $150,000 in excess of insurance coverage after the date of this Agreement;

(xiv) all Contracts to which the Company or any of the Company Subsidiaries is a party relating to any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or transactions, and any related credit support, collateral, transportation or other similar Contracts related to such transactions or any other derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133; and

(xv) all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other Contracts pursuant to which any indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of the Company Subsidiaries of any indebtedness of any other person (except for any intercompany indebtedness among members of the Company Group and any wholly owned Company Subsidiaries).

(b) True, correct and complete copies of each Material Contract have been made available to Parent. Each Material Contract is valid, binding and in full force and effect with respect to the member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto, in each case, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). As of the date of this Agreement, no member of the Company Group has received any written claim of material breach or material default under or cancellation of any Material Contract which remains unresolved as of the date of this Agreement, and no member of the Company Group is in material breach or violation of, or material default under, any Material Contract. To the Knowledge of the Company, (i) as of the date of this Agreement, no other party is in material breach or material violation of, or default under, any Material Contract and (ii) no member of the Company Group has received, in the twelve (12) month period prior to the date of this Agreement, any written notice from any person that such person intends to terminate or not renew any Material Contract.

SECTION 3.16 Insurance. Each member of the Company Group maintains insurance policies (including cybersecurity insurance policies) with reputable insurance carriers or maintains self-insurance practices against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums due and payable thereon have been paid. No member of the Company Group is in material breach or material default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under such policy, and no notice of cancellation or termination has been received with respect to any such party. Since January 1, 2020, no member of the Company Group has received any written notice regarding any invalidation or cancellation of any such insurance policy that has not been renewed in the ordinary course without any lapse in coverage.

SECTION 3.17 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) the Company and each Company Subsidiary is, and has been since January 1, 2020, in compliance with all applicable Environmental Laws;

(b) the Company and the Company Subsidiaries possess all permits and approvals issued pursuant to any applicable Law or Company Permit relating to pollution or the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar U.S. federal, foreign, state or local Law or, as such relates to exposure to Hazardous Materials, to health and safety (collectively, the “Environmental Laws”) that are required to conduct the business of the Company Group, and is, and has been since January 1, 2020, in compliance with all such permits and approvals;

(c) no releases of (i) any chemicals, contaminants, wastes, petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous” or “toxic” substance, “hazardous” or “toxic” material, or “hazardous” or “toxic” waste, “pollutant” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”) have occurred at, on, from or under any real property owned, leased or operated by any member of the Company Group or any third-party sites to which any member of the Company Group has sent any materials or wastes for disposal, treatment, storage, processing, recycling or other handling; and

(d) no member of the Company Group has received any written claim or notice, Action or Order from any Governmental Authority or person alleging that a member of the Company Group is or may be in violation of any Environmental Law.

SECTION 3.18 Intellectual Property; Data Privacy.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all (i) Owned Intellectual Property that is Registered (“Registered Owned Intellectual Property”) and all Exclusively Licensed Intellectual Property that is Registered (“Registered Licensed Intellectual Property”), indicating for each such item, as applicable, the application and registration or grant or issue number, date, relevant jurisdiction, and the identity of the current applicant or registered owner and (ii) proprietary software that is owned by and material to the business of the Company or any Company Subsidiary.

(b) Except as would not have a Company Material Adverse Effect, (i) the operation of the business of the Company and each Company Subsidiary and the use of the Company Intellectual Property and the development, manufacture, use, marketing, licensing, distribution, sale, import and other exploitation of the Company Products in connection therewith, does not conflict with, infringe, misappropriate, dilute or otherwise violate, and has not in the past six (6) years conflicted with, infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any third party, (ii) no Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary alleging any of the foregoing or concerning the Company Intellectual Property, (iii) to the Knowledge of the Company, no person has, within the past six (6) years, engaged in or is engaging in any activity that conflicts with, infringes, misappropriates, dilutes or otherwise violates any Company Intellectual Property and (iv) neither the Company nor a Company Subsidiary has brought or threatened any Action in connection with the foregoing.

(c) Except as would not have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary is the exclusive, and with respect to the Registered Owned Intellectual Property, properly executed and duly recorded, owner of the entire right, title and interest in and to the Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens); and (ii) the Company and each Company Subsidiary has a valid license to use the Licensed Intellectual Property, in the ordinary course of its business as currently conducted, subject only to the terms of the Company IP Agreements. Neither the execution of this Agreement nor the consummation of the Transactions will result in, pursuant to any Contract to which the Company or a Company Subsidiary is a party: (A) the loss or impairment of the Company’s or any Company Subsidiary’s right to own, license, sell or use any material Company Intellectual Property or material Systems; (B) the payment of any additional consideration (including increased royalty payment terms) for the Company’s or any Company Subsidiary’s right to own, license, sell or use any material Company Intellectual Property or material Systems (other than ordinary course payments for any increased usage generally, not specific to the Transactions); (C) a breach of any Company IP Agreement in any material respect; or (D) the release, disclosure or delivery of any material Company Intellectual Property by any escrow agent or to any other person. Except as would not have a Company Material Adverse Effect, (x) no inequitable conduct, on-sale bar or public use or improper disclosure activity or violation has been engaged in or committed with respect to any Owned Intellectual Property or, to the Knowledge of the Company, any Exclusively Licensed Intellectual Property, or in the prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Exclusively Licensed Intellectual Property and (y) no information was withheld from any entity requiring disclosure of such information during prosecution of any patent applications or patents in any Owned Intellectual Property or, to the Knowledge of the Company, Exclusively Licensed Intellectual Property.

(d) The Registered Owned Intellectual Property and, to the Knowledge of the Company, the Registered Licensed Intellectual Property are (i) subsisting, valid and enforceable, (ii) currently in compliance in all material respects with any and all formal applicable legal requirements necessary to maintain the validity and enforceability thereof and, with respect to the Registered Owned Intellectual Property, record and perfect the Company’s or a Company Subsidiary’s interest therein and the chain of title thereof, and all filings, payments and other actions required to be made or taken to maintain (other than any intentional abandonment in the reasonable business judgment of any member of the Company Group prior to the date of this Agreement or in accordance with Section 5.01(b)(xvii)) or revive, in the case of accidental abandonment, each item of Registered Owned Intellectual Property and, to the Knowledge of the Company, Registered Licensed Intellectual Property, in full force and effect have been made by the applicable deadline and (iii) not subject to any outstanding Order or Contract that would impair the validity or enforceability thereof, in each case, except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, there is no basis or argument in fact or in Law from which one might reasonably infer that any of the Registered Owned Intellectual Property and, to the Knowledge of the Company, the Exclusively Licensed Intellectual Property, is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors). No Actions are pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, as of the date hereof, based upon or challenging or seeking to deny or restrict the use by the Company or such Company Subsidiary, or the ownership, registrability, validity, patentability, scope or enforceability, of any of the Company Intellectual Property or, except for ordinary course proceedings in connection with the examination of patents or trademarks by the United States Patent and Trademark Office or any foreign equivalent thereof during the prosecution of such patents or trademarks (but not including ex parte, post-examination or post-issuance proceedings or trademark oppositions or cancellations) or as would not have a Company Material Adverse Effect.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is obligated to provide any consideration (whether financial or otherwise, and whether ongoing, outstanding or contingent), or account to any third party, with respect to any exercise of rights by the Company or any Company Subsidiary, or any successor thereto, in any Owned Intellectual Property or, to the Knowledge of the Company, the Exclusively Licensed Intellectual Property, or with respect to the manufacture, use or sale of the Company Products.

(f) Except as would not have a Company Material Adverse Effect: (i) the Company and each Company Subsidiary has complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to the Company Products contain any false, inaccurate or incorrect marking for, Registered Owned Intellectual Property and Registered Licensed Intellectual Property or, to the Knowledge of the Company, any Exclusively Licensed Intellectual Property; (ii) no Governmental Authority or academic or medical institution or consortium has provided any funding, facilities or personnel for the development or creation of, or has any claim of right to, ownership of or other Lien on, any Owned Intellectual Property or, to the Knowledge of the Company, any Exclusively Licensed Intellectual Property; and (iii) there is no prohibition or restriction by any Governmental Authority (including no assignment, grant back, license, “march-in” or other rights) on the use of any Owned Intellectual Property or Company Products or, to the Knowledge of the Company, Exclusively Licensed Intellectual Property, in any jurisdiction, or on the export or import of any of the Owned Intellectual Property or, to the Knowledge of the Company, Exclusively Licensed Intellectual Property, from or to any jurisdiction.

(g) Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary has taken all commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of the trade secrets and other material confidential Intellectual Property used in connection with its business. To the Knowledge of the Company, there has been no misappropriation of any trade secrets or other confidential Intellectual Property used in connection with the business of the Company or any Company Subsidiary by any person, except as would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other confidential Intellectual Property to any person other than pursuant to appropriate agreements that require such trade secrets or other confidential Intellectual Property to be kept confidential, in each case, except as would not have a Company Material Adverse Effect.

(h) No current or former employee, consultant, independent contractor or agent of the Company or a Company Subsidiary (i) has misappropriated any trade secrets or other confidential Intellectual Property of any other person in the course of performance as an employee, consultant, independent contractor or agent of the Company or such Company Subsidiary or (ii) is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract to which any member of the Company Group is party or, to the Knowledge of the Company, any other Contract, relating in any way to the protection, ownership, development, use or transfer of Intellectual Property, in each case of clauses (i) and (ii), except as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all persons (including current and former employees, contractors and consultants) who participated in conceiving, developing, modifying, improving or creating any Owned Intellectual Property for the Company or any Company Subsidiary have executed valid and enforceable written Contracts (A) providing for the non-disclosure by such person of any confidential information or trade secrets and (B) providing for the assignment (by way of a present grant of assignment) by such person to the Company or the applicable Company Subsidiary of any Intellectual Property arising out of such person’s employment and in the scope of such person’s employment, or otherwise during the term of such employment as allowed under applicable Law, with the Company or the applicable Company Subsidiary, or engagement and in the scope of such person’s engagement during the term of such engagement with the Company or the applicable Company Subsidiary. Except as would not have a Company Material Adverse Effect, no current or former employee, contractor or consultant has any rights to, and neither the Company nor any Company Subsidiary has any obligation to account for, inventor reward or remuneration amounts paid, unpaid or payable, for contributions to any Owned Intellectual Property.

(i) Except as would not have a Company Material Adverse Effect, the Company Group is, and has been since January 1, 2020, in compliance in all material respects with all privacy and information security obligations to which it is bound under applicable Law, Contract or privacy policy or online terms of use (collectively, “Data Security Requirements”). Except as would not have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, threatened notices or complaints from any person or Governmental Authority alleging, or been subject to any audits or investigations concerning, any failure to comply with any Data Security Requirements. Except as would not have a Company Material Adverse Effect, since January 1, 2020, there has been no unauthorized use, access, or disclosure, of any Personally Identifiable Information collected, maintained, or stored, in connection with the business of the Company or any Company Subsidiary or of any trade secret or confidential information of the business of the Company or any Company Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, no circumstances have arisen that would require the Company or any Company Subsidiary to notify a Governmental Authority or any other person of a data security breach, security incident or violation of any data security policy pertaining to the business of the Company or any Company Subsidiary.

(j) Except as would not have a Company Material Adverse Effect, the Systems are reasonably maintained and in sufficiently good working condition, and provide sufficient capacity to perform all information technology operations necessary for the conduct of the business of the Company and each Company Subsidiary as currently conducted. Except as would not have a Company Material Adverse Effect, there has been no failure, breakdown, performance reduction or other adverse event affecting any Systems, and there has been no unauthorized use, intrusion, or breach of security affecting any Systems, or any other loss, unauthorized disclosure or theft of any sensitive or confidential information, including Personally Identifiable Information, in the possession or control of the Company or any Company Subsidiary. Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, and acts in material compliance therewith. Except as would not have a Company Material Adverse Effect, the Systems are free, in all material respects, from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

SECTION 3.19 Anti-Corruption Compliance.

(a) Since January 1, 2018, no member of the Company Group, or, to the Knowledge of the Company, any director, officer, agent, employee, partner or Affiliate acting on behalf of a member of the Company Group, is aware of or has taken any action, directly or indirectly, that has resulted or would result in: (i) a violation by any such person of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; (ii) a violation by any such person of any other applicable Anti-Corruption Laws; or (iii) a violation of any applicable export restrictions, anti-boycott regulations, embargo regulations or other applicable sanctions Laws.

(b) Since January 1, 2018 each member of the Company Group has conducted its businesses in compliance in all material respects with (i) the FCPA and any other applicable Anti-Corruption Laws and has retained, and continues to retain, accurate books and records and has instituted and continues to maintain policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) applicable all Laws relating to United States export controls and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

(c) Without limiting the generality of the foregoing, Since January 1, 2018, each member of the Company Group, and, to the Knowledge of the Company, each of their respective officers and employees and directors, acting in their capacity as such, is in compliance in all material respects with all applicable Laws relating to its lobbying activities and campaign contributions, if any, and all filings required to be made under applicable Law relating to such lobbying activities and campaign contributions are accurate and have been properly filed with the appropriate Governmental Authority.

SECTION 3.20 Regulatory Matters.

(a) The Company Products are in material compliance in all material respects with all current applicable Laws, including all applicable Device Regulatory Laws administered, issued or enforced by the FDA or any other Governmental Authority having regulatory authority or jurisdiction over the Company Products or members of the Company Group. Each member of the Company Group is in compliance in all material respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority, relating to the sourcing and procurement or the import of raw materials for the Company Products and the methods and materials used in, and the facilities and controls used for, the design, manufacture, processing, packaging, labeling, storage, distribution and export of the Company Products and since January 1, 2019, all such raw materials and all Company Products have been sourced, procured, processed, manufactured, packaged, labeled, stored, handled and distributed by the Company Group in compliance in all material respects with all applicable Laws, including Laws administered, issued or enforced by the FDA or any other Governmental Authority. Without limiting the generality of the foregoing, each member of the Company Group is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Device Regulatory Laws, including Laws regarding developing, testing, manufacturing, marketing, distributing or promoting the Company Products, complaint handling, adverse event reporting or the submission of medical device reports regarding the Company Products, and is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Laws administered or issued by any other Governmental Authority in relation to the Company Products.

(b) All preclinical and clinical investigations sponsored by or on behalf of a member of the Company Group with respect to any Company Product are being, and since January 1, 2019, have been, conducted in compliance in all material respects with applicable Laws, including Good Clinical Practices requirements, and federal and state Laws restricting the use and disclosure of individually identifiable health information. None of the members of the Company Group has received any written notices or other correspondence from the FDA or any other applicable Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

(c) No action has been taken by any Governmental Authority or, to the Knowledge of the Company, is in the process of being taken that would slow, halt or enjoin the manufacturing of the Company Products or the operation of the business of the Company Group or subject the manufacturing of the Company Products or a member of the Company to regulatory enforcement action.

(d) Since January 1, 2019, the members of the Company Group have maintained records relating to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products in material compliance with all applicable Laws, specifically all applicable Device Regulatory Laws. Each member of the Company Group and, to the Knowledge of the Company, each of their respective contractors and agents have submitted to FDA, Notified Bodies and all other applicable regulatory authorities, institutional review boards, or accreditation bodies, all required supplemental applications, 510(k) premarket notifications, notices, filings and annual or other reports and information, including adverse event reports and product deviation reports, related to the development, manufacture, testing, storage, handling, labeling, packaging, sale, marketing, promotion, distribution, import or export of the Company Products. To the Knowledge of the Company, each member of the Company Group has made all required filings with, or notifications to, the FDA, all Notified Bodies and all other applicable regulatory authorities pursuant to applicable requirements of all Laws applicable to the Company Group. Since January 1, 2020, the Company Products, where required, are being marketed under and consistent with valid 510(k) clearances exclusively owned by a member of the Company Group. In each case since January 1, 2019, in circumstances where the Company has determined that 510(k) clearance is not required with respect to any Company Product, the Company has documented that no 510(k) clearance is required, has marketed such Company Product in compliance in all material respects with all applicable Laws, and has not taken any action that would require a 510(k) clearance.

(e) Since January 1, 2019, all manufacturing operations for the Company Products conducted by or on behalf of a member of the Company Group have been and are being conducted in compliance in all material respects with the QSR and any similar requirements of the FDA, Notified Bodies and any other Company Product regulatory authority, and the Company Products are not adulterated within the meaning of 21 U.S.C. § 351 or misbranded within the meaning of 21 U.S.C. § 352. No member of the Company Group or to the Knowledge of the Company, officers, employees, contractors or agents of a member of the Company Group have received from the FDA or any other Governmental Authority, institutional review board or accreditation body in respect to the ownership, development, testing, manufacturing, operation, storage, distribution, warehousing, packaging, labeling, handling, sale, promotion or marketing of the Company Products any written notice of any material violation of any Law concerning any Company Product, adverse inspection findings, finding of deficiency or non-compliance, penalty for corrective or remedial action, FDA warning letter or untitled letters, FDA Form 483 notice, OAI establishment inspection report, regulatory letters, safety alert, stop sale/importation letters, notices of violations, import refusals, Section 305 criminal proceeding notices under the FDCA, prosecution notices or other similar communication from the FDA or any other Governmental Authority, or other similar compliance or enforcement action. There have been no seizures conducted or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority, and no voluntary or mandatory recalls, market withdrawals, field notifications, notifications of misbranding or adulteration, or safety alerts pending or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority, relating to the Company Products. To the Knowledge of the Company, there is no material act, omission, event or circumstance relating to the activities of a member of the Company Group, or any officers or employees of a member of the Company Group, or their conduct that would reasonably be expected to (i) cause the withdrawal or recall, or require suspension or additional approvals or clearances, of any Company Products, (ii) require a change in the manufacturing, marketing classification, labeling or intended use of any such Company Products, (iii) require the termination or suspension of marketing or sale of any such Company Products or (iv) give rise to or lead to any Action, complaint, inspection, notice, demand letter, warning or untitled letter, request for information or any associated liability with regard to the Company Products.

(f) No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group is the subject of any pending Action or, to the Knowledge of the Company, any ongoing investigation or inquiry or have received any notice of any actual investigation, inquiry, for cause inspection or audit or other Action by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy, or concerning allegations of a violation by a member of the Company Group or any officers, employees, contractors or agents of the Company Group of any Device Regulatory Laws, nor has a member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group committed any act, or made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or other similar Governmental Authority to invoke a similar policy. No member of the Company Group or, to the Knowledge of the Company, any officer, employee, contractor or agent of a member of the Company Group has knowingly made any false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to a Governmental Authority relating to any Company Product or has voluntarily disclosed any violations of Laws related to any Company Product.

(g) To the Knowledge of the Company, no member of the Company Group has been or is currently engaged in any conduct that would reasonably be expected to lead to being suspended, disqualified, debarred, convicted or excluded from participating in, or bidding on contracts with, any Governmental Authority or private third party health care program, pursuant to the Department of Health and Human Services Office of Inspector General’s exclusion authority under 42 U.S.C. § 1320a-7(a), as implemented at 42 C.F.R. §§ 1001.101, 1001.201 or FDA’s suspension and debarment authority under 21 U.S.C. § 335a, and, to the Knowledge of the Company, no such suspension, disqualification, debarment or exclusion has been initiated or threatened in writing.

(h) Since January 1, 2019, no member of the Company Group has promoted, marketed or sold Company Products for any uses other than the uses cleared or approved by the FDA or other Governmental Authority.

(i) The members of the Company Group are in compliance and at all times since January 1, 2019, have been in compliance with all Healthcare Laws applicable to the operation of the businesses of the Company Group, except where the failure to comply would not adversely affect the ability of the Company Group, taken as a whole, to conduct its business in any material respect.

SECTION 3.21 Products Liability. Since January 1, 2020, all Company Products have been manufactured, marketed, promoted, sold and delivered in material conformity with all applicable Laws, contractual commitments and express and implied warranties, in each case, in all material respects. There are no existing or, to the Knowledge of the Company, threatened, material written claims against a member of the Company Group related to a Company Product or any services or merchandise related thereto which are defective or fail to meet any requirements of applicable Laws, contractual commitments or express and implied warranties.

SECTION 3.22 Customers and Suppliers.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a list showing the twenty (20) largest customers of the Company and the Company Subsidiaries, taken as a whole, determined by gross sales during the ten (10)-month period ending on October 31, 2022 (each, a “Significant Customer”). Since January 1, 2022, no Significant Customer has given notice to the Company in writing of its intention to (i) terminate its relationship with, or otherwise stop or materially reduce purchasing Company Products from, the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it purchases Company Products from the Company or such Company Subsidiary, as applicable, in a manner materially adverse to the Company Group, taken as a whole.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth a list showing the twenty (20) largest suppliers of the Company and the Company Subsidiaries, taken as a whole, determined by gross expenditures, during the ten (10)-month period ending on October 31, 2022 (each, a “Significant Supplier”). Since January 1, 2022, no Significant Supplier has indicated in writing an intention to (i) terminate its relationship with, or otherwise stop or materially reduce its supply of the Company or any Company Subsidiary, as applicable, or (ii) materially change the terms and conditions on which it is prepared to supply the Company or such Company Subsidiary, as applicable, in a manner materially adverse to the Company Group, taken as a whole.

SECTION 3.23 Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, arrangements, commitments or understandings between (i) the Company or the Company Subsidiaries and (ii) any of the Company’s Affiliates that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act (each an “Affiliate Transaction”).

SECTION 3.24 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, (iii) resolved, subject to Section 6.03(e), to recommend adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and (iv) directed that the adoption of this Agreement be submitted to a vote of the Company’s stockholders.

(b) Assuming the accuracy of the representations and warranties in Section 4.04, the affirmative vote of the holders of a majority of all outstanding shares of Company Common Stock to adopt this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the capital stock or other securities of the Company necessary to approve this Agreement and consummate the Transactions.

SECTION 3.25 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.04, as of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan”, “rights agreement” or “poison pill” in effect.

SECTION 3.26 Opinion of Financial Advisor. The Company Board has received an opinion (the “Opinion”) from Piper Sandler & Co. (“Piper Sandler”) to the effect that, as of the date of such Opinion and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares, and such Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. It is agreed and understood that the Opinion is for the benefit of the Company Board and may not be relied upon by Parent. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Opinion for informational purposes only.

SECTION 3.27 Brokers. No broker, finder or investment banker (other than Piper Sandler) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. On or prior to the date of this Agreement, the Company has made available to Parent an unredacted copy of the engagement letter or other agreement, in each case, as amended or modified, between the Company and Piper Sandler.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule prepared by Parent and Merger Sub and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing or in good standing or to have such power and authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the filing and recordation of appropriate merger documents as required by the

DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 4.03 No Conflict; Required Filings and Consents; Agreements.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) any filings required under the rules and regulations of Nasdaq or the NYSE, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the premerger notification and waiting period requirements of the HSR Act and such other Antitrust Laws as may be applicable to the Transactions or any Foreign Investment Laws as may be applicable to the Transactions, (v) any consent, approval, order, authorization, authority, transfer, waiver, disclaimer, and registration, declaration or filing set forth in Section 4.03(b) of the Parent Disclosure Schedule and (vi) when the failure to obtain such consent, approval, authorization or permit of, or to make such filing with or notification to, any Governmental Authority would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions.

SECTION 4.04 Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five (5) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company.

SECTION 4.05 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations hereunder. As of the date of this Agreement, neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to prevent or materially delay the consummation of any of the Transactions.

SECTION 4.06 Operations of Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities prior to the date of this Agreement and has conducted its operations only as contemplated by this Agreement.

SECTION 4.07 Financing. Parent has, and at Closing, Parent will have, sufficient immediately available funds and financial resources available to consummate the Transactions and fully perform its obligations under this Agreement, including payment of all amounts in connection with the refinancing or repayment of any outstanding indebtedness of the Company Group required as a result of the Transactions, and there is no restriction on the use of such cash for such purposes.

SECTION 4.08 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, all of which fees or commissions, if any, will be paid by Parent.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (i) as required by applicable Law or with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), (ii) solely in respect of this Section 5.01(a) and the applicable clauses of Section 5.01(b) set forth in Section 5.01(c), for any actions or the failure to take any action in response to COVID-19 or COVID-19 Measures in accordance with Section 5.01(c), or (iii) as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct the businesses of the Company Group only in the ordinary course of business and, to the extent consistent therewith, use reasonable best efforts to: (A) preserve substantially intact the business organization, material assets, insurance, properties and business relations of the

Company Group, (B) keep available the services of the Company’s executive officers on commercially reasonable terms, (C) maintain in effect all material business licenses, permits, consents, franchises and approvals and authorizations necessary for the conduct of the business of the Company Group as conducted on the date hereof, and (D) maintain the material relationships of the Company Group with Governmental Authorities that have jurisdiction over its business and operations.

(b) Except as expressly contemplated by any other provision of this Agreement, as set forth in Section 5.01 of the Company Disclosure Schedule or as required by applicable Law, neither the Company nor any Company Subsidiary shall, during the Pre-Closing Period, do any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation, by-laws or other similar organizational documents (including the Company Charter and the Company Bylaws);

(ii) issue, grant, sell, dispose of, encumber or authorize such issuance, grant, sale, disposition or encumbrance of, any shares of any class of share capital of the Company or any Company Subsidiary, or any other Equity Interests of the Company or any Company Subsidiary (except for (A) the issuance of Shares issuable pursuant to Convertible Debentures, Company Warrants, Company Options, Company RSUs or Company PSUs that are outstanding or set forth on the Company Disclosure Schedule on the date of this Agreement pursuant to the terms of the applicable Convertible Debentures, Company Warrants, Company Options, Company RSUs and Company PSUs as in effect immediately prior to the date of this Agreement, (B) sales of shares to satisfy Tax withholding obligations related to vesting of Company RSUs or Company PSUs that are outstanding on the date of this Agreement pursuant to the terms of the applicable Company RSUs and Company PSUs, and (C) with respect to Equity Interests of any Company Subsidiary, in connection with transactions solely among members of the Company Group);

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital or other Equity Interests, except as required by the express terms of the Convertible Debentures or for dividends or other distributions by any direct or indirect wholly owned Company Subsidiary to the Company or any other direct or indirect wholly owned Company Subsidiary;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its interests, share capital or other Equity Interests, other than (A) from holders of Company Options in full or partial payment of the exercise price of any vested Company Options that are outstanding on the date of this Agreement pursuant to the terms of the applicable Company Options and (B) in connection with the withholding of Taxes payable by any holder of Company Options, Company RSUs or Company PSUs that are outstanding on the date of this Agreement upon the exercise, settlement or vesting thereof, in each case, to the extent required or permitted under the terms of such Company Options, Company RSUs or Company PSUs or any applicable Plan;

(v) other than in the ordinary course of business, sell, transfer, lease, sublease, license, mortgage, pledge, encumber, allow to lapse, assign, abandon, disclaim, dedicate to the public, incur any Lien on (other than a Permitted Lien) or otherwise dispose of, or authorize any of the foregoing with respect to, any of its material properties, assets, licenses, operations, rights, businesses or interests therein (but not including Intellectual Property, which is the subject of Section 5.01(b)(xvii)) except (A) pursuant to Contracts or Company Leases in force on the date of this Agreement, (B) such dispositions of supplies, inventory, merchandise, products or other assets in the ordinary course of business and such dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company’s, or the applicable Company Subsidiary’s business as conducted as of the date of this Agreement or (C) such dispositions or transfers among the Company and the Company Subsidiaries;

(vi) acquire (including by amalgamation, merger, consolidation or acquisition of Equity Interests or assets or any other business combination) (A) any company, corporation, partnership, other business organization (or any division thereof) or (B) any real property;

(vii) (A) except for borrowings under the Existing Loan Agreement as in effect immediately prior to the date of this Agreement in the ordinary course of business and consistent with past practice or to the extent necessary to facilitate the Transactions, repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any of its debt securities, (B) make any loans, advances or capital contributions to, or investments in, any other person (other than a Company Subsidiary) or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another person (other than a guaranty by the Company on behalf of any Company Subsidiary);

(viii) enter into, amend in any material respect, waive any material right under, renew or terminate any Material Contract (other than any non-renewal of such Contract in the ordinary course of business or any renewal in the ordinary course of business on the existing commercial terms of such Contract (other than commercially reasonable increases in pricing terms)) or any other Contract that would be deemed a Material Contract if it had been entered into prior to the date of this Agreement, other than, subject to the other clauses of this Section 5.01(b) in the ordinary course of business (except that no Material Contract pursuant to Section 3.15(a)(vi) or Section 3.15(a)(vii) shall be entered into);

(ix) authorize, or make any commitment with respect to, capital expenditures that in the aggregate would exceed the annual capital expenditures budget (a copy of which has been set forth in Section 5.01(b)(ix) of the Company Disclosure Schedule) of the Company and the Company Subsidiaries, taken as a whole;

(x) except as otherwise required under any Plan, (A) increase the compensation payable or to become payable or the benefits provided to Service Providers, (B) grant or amend any retention, severance or termination pay to, or enter into any bonus, incentive, equity, change of control or severance agreement with, any Service Provider, (C) enter into any employment agreement with any Service Provider (or any individual who would be a Service Provider if employed or engaged on the date hereof) other than in the ordinary course of business, with a Service Provider with a title below the level of vice president and on the same form of employment agreement that was provided to Parent prior to the date hereof, which for the avoidance of doubt contains no provisions regarding a change in control; (D) pay any annual bonus or annual incentive compensation in excess of the amount earned based on actual performance in accordance with the applicable Plan, (E) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any Service Provider, (F) loan or advance any money or other property to any Service Provider or (G) establish, adopt, enter into or amend any collective bargaining agreement or similar labor agreement;

(xi) other than in the ordinary course of business below the level of vice president, hire or terminate the employment or service of any Service Provider (or any individual who would be a Service Provider if employed or engaged on the date hereof);

(xii) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards, except as expressly provided in this Agreement;

(xiii) (A) settle any Action, other than (1) settlements involving not more than $1,000,000 in monetary damages in the aggregate and that do not (x) require any material actions or impose any material restrictions on the business or operations of the Company Group, or after the Effective Time, Parent or its Subsidiaries (other than the Company Group), or (y) include the admission of wrongdoing by any member of the Company Group and (2) stockholder litigation, which is the subject of Section 6.11 or (B) settle any investigation or inquiry by any Governmental Authority, including by entering into any consent decree or other similar agreement;

(xiv) (A) change the Company’s financial accounting policies or procedures in effect as of December 31, 2021, other than as required by Law or GAAP or (B) write up, write down or write off the book value of any of its assets, other than (1) in the ordinary course of business or (2) as may be required by Law or GAAP, as approved by the Company’s independent public accountants;

(xv) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;

(xvi) (A) change or adopt (or file a request to change or adopt) any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) file any Tax Return relating to the Company or any of the Company Subsidiaries that has been prepared in a manner that is inconsistent with past practices, as applicable, (D) settle or compromise any claim, investigation, audit or controversy relating to Taxes, (E) affirmatively surrender any right to claim a refund of material Taxes, (F) file any amended Tax Return, (G) enter into any closing agreement with respect to any Tax or (H) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xvii) (A) abandon, disclaim, dedicate to the public, allow to lapse, sell, assign, transfer, encumber or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property or material Licensed Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect the Company’s or any Company Subsidiary’s interest in such Owned Intellectual Property or material Licensed Intellectual Property; (B) license or sublicense any Intellectual Property to any third party, other than non-exclusive licenses granted pursuant to any Standard Agreement in the ordinary course of business; (C) develop, create or invent any Intellectual Property jointly with any third party, in the ordinary course of business; or (D) disclose any confidential information or confidential Company Intellectual Property to any person, in each case, other than in accordance with Section 6.03 and subject to execution of a Acceptable Confidentiality Agreement, in the ordinary course of business subject to written confidentiality and non-disclosure and non-use obligations, or to Parent or any of its Affiliates in connection with the Transactions;

(xviii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(xix) agree, resolve, announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) Notwithstanding the foregoing or anything to the contrary in this Agreement, clause (ii) of Section 5.01(a) shall only be applicable to (i) Section 5.01(a) and Sections 5.01(b)(viii), 5.01(b)(ix), 5.01(b)(x), 5.01(b)(xi), 5.01(b)(xiv) and 5.01(b)(xix) to the extent related to the foregoing, and (ii) the extent that either (A) such action or the failure to take such action in response to COVID-19 Measures is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with such COVID-19 Measures or (B) such action or the failure to take such action in response to COVID-19 is reasonably determined by the Company to be necessary in response to COVID-19 in order to maintain and preserve in all material respects the business organization, assets, properties and business relations of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company shall give Parent prior written notice of any such act or failure to act to the extent reasonably practicable, which notice shall describe in reasonable detail the act or failure to act and the reason(s) that such act or failure to act is being taken, or omitted to be taken, pursuant to this paragraph and take into account in good faith the reasonable suggestions of Parent with such actions or failures to act to be taken by the Company, and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this proviso, the Company shall instead give such written notice to Parent promptly after such act or failure to act.

SECTION 5.02 Control of Operations. Without limiting Section 5.01, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, including Section 5.01, control and supervision over such matters.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, and in any event within twenty (20) Business Days, the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall cause the Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. As soon as reasonably practicable after the date hereof, the Company shall set a preliminary record date for the Company Stockholders’ Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. Prior to the Proxy Statement Clearance Date, the Company shall establish a record date for the Company Stockholders’ Meeting and shall commence mailing the definitive Proxy Statement to the Company’s stockholders. Except to the extent that the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03(e), the Proxy Statement shall include the Company Board Recommendation. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with a copy of all written correspondence between the Company or any

Representatives of the Company, on the one hand, and the SEC or its staff, on the other hand, with regard to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and a reasonable opportunity to review and comment on all responses to requests for additional information and shall in good faith consider to all reasonable changes suggested by Parent. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) Unless this Agreement is terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the Proxy Statement Clearance Date, duly call, give notice of, convene and hold the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting shall not be initially scheduled to occur later than forty-five (45) days following the Proxy Statement Clearance Date. The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholders’ Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholders’ Meeting: (i) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) if a quorum has not been established; (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to Company Stockholders’ Meeting; (iv) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (v) if required by Law; provided, however, that in the case of clauses (ii), (iii), (iv) and (v), the Company Stockholders’ Meeting shall not be postponed or adjourned (A) to a date later than the fifth (5th) Business Day preceding the Outside Date (as it may be extended pursuant to Section 8.01(b)) or (B) for more than ten (10) Business Days in each instance or twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditions or delayed). The Company (or its advisors) shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c) The Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and, as and if applicable, a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholders’ Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholders’ Meeting to a date specified by Parent; provided that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholders’ Meeting more than two (2) times or for more than twenty (20) Business Days in the aggregate from the originally scheduled date of the Company Stockholders’ Meeting, and provided that no postponement or adjournment shall be required if it would require a change to the record date for the Company Stockholders’ Meeting. Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement, the approval of the Transactions and the matters related to this Agreement and the Transactions shall be the only matters that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VIII, the Company’s obligations to hold the Company Stockholders’ Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Adverse Recommendation Change.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company Group: (i) provide to Parent and its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (ii) furnish as promptly as practicable to Parent such information concerning the business, properties, Company Products, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request; provided that, if such access or disclosure (A) is prohibited by applicable Law, the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not violate Law or (B) would result in a loss of such privilege, the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not result in a loss of such privilege, including to the extent requested by Parent and if applicable, by entering into a customary joint defense agreement that would alleviate such loss of privilege.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with that certain Confidentiality Agreement, dated October 13, 2022 (the “Confidentiality Agreement”), between Parent and the Company; provided that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect an Adverse Recommendation Change of a type described in Section 6.03(e)(i), the restrictions set forth in Section 7 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Merger Sub). The Company and Parent hereby agree, in accordance with Section 9 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 6.02(b). If the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties.

SECTION 6.03 No Solicitation.

(a) Except as expressly permitted by this Section 6.03, the Company shall, and shall cause the Company Subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) the Representatives of the Company to, immediately cease and cause to be terminated any solicitation, discussions or negotiations with any person that may be ongoing with respect to an Acquisition Proposal, or any inquiry, expression of interest, proposal, discussion, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, and, within two (2) Business Days after the date hereof, shall request the prompt return or destruction of all confidential information of the Company previously furnished to any such person who executed a confidentiality agreement with the Company since January 1, 2021 in connection with its consideration of an Acquisition Proposal and immediately terminate all access to any physical and electronic data room containing confidential information of the Company granted to any such person, its Affiliates or Representatives in connection with its consideration of an Acquisition Proposal. During the Pre-Closing Period, the Company shall not, and shall cause each of the Company Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Company Subsidiaries is a party; provided, however, that the Company may grant a waiver of, and shall not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit an Acquisition Proposal, (ii) if the Company Board (or any committee thereof) has determined in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (iii) the Company promptly (and in any event within twenty-four (24) hours) notifies Parent of any such waiver, amendment or release.

(b) Except as expressly permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that it shall not and shall cause each Company Subsidiary and any of the officers, directors or employees of it or any Company Subsidiary not to, and shall instruct the other Representatives of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the implementation or submission of any Acquisition Proposal, or any proposals or offers that would be reasonably expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any inquiries, proposals or offers that constitute, or would be reasonably expected to lead to, an Acquisition Proposal except to notify such person of the existence of this Section 6.03(b) and to clarify the terms of any such Acquisition Proposal, (iii) otherwise knowingly facilitate or knowingly encourage any effort or attempt to make an Acquisition Proposal, or any inquiries, proposals or offers that would reasonably be expected to lead to an Acquisition Proposal or (iv) execute or enter into any Acquisition Agreement; provided that, notwithstanding the foregoing, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement, solely to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board (or any committee thereof) so long as (A) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law and (B) the Company promptly (and in any event within twenty-four (24) hours) notifies Parent of any such waiver, amendment or release; provided, however, that, prior to the receipt of the Company Stockholder Approval, nothing contained in this Section 6.03 shall prevent the Company or the Company Board (or any committee thereof) from furnishing information to, or engaging in negotiations or discussions with, any person that has made a bona fide Acquisition Proposal, which Acquisition Proposal did not result from a breach (or a deemed breach) of this Section 6.03, if, and only if, prior to taking such action referred to in clauses (ii) and (iii) of this Section 6.03(b) (except that the Company or its Representatives may notify any person of the existence of this Section 6.03(b) and may clarify the terms of any such Acquisition Proposal), (1) the Company Board (x) determines in good faith (after consultation with its outside legal counsel and financial advisor) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and (y) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides written notice to Parent of the determination referenced in subclause (1) promptly (and in any event within twenty-four (24) hours of such determination), and (3) the Company receives or has received from such person an executed Acceptable Confidentiality Agreement. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within twenty-four (24) hours) following its execution. The Company shall provide any non-public information concerning the Company or any of the Company Subsidiaries provided by the Company or any Company Subsidiary to any person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.03(b) that has not been previously provided to Parent prior to or substantially concurrently with the time it is provided to such person.

(c) The Company shall promptly (and in any event within forty-eight (48) hours after delivery to the Company) (i) provide Parent written notice of (A) the receipt of any Acquisition Proposal (including any material modification thereto) or (B) any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any Representatives of the Company concerning an Acquisition Proposal and (ii) disclose to Parent the identity of such person making, and an unredacted copy of, any such Acquisition Proposal or any such inquiry, offer, proposal or request made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, offer, proposal or request). The Company will, promptly upon receipt or delivery thereof (and in any event within forty-eight (48) hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements (including schedules and exhibits thereto (which may be redacted to the extent necessary to protect the confidential information of the person making such Acquisition Proposal)) relating to such Acquisition

Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed on a reasonably prompt basis (and in any event within forty-eight (48) hours of any material development) of the status and details (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, offer, proposal or request concerning an Acquisition Proposal. The Company shall promptly, and in any event within forty-eight (48) hours, following a determination by the Company Board (or any committee thereof) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as expressly set forth in Section 6.03(e), during the Pre-Closing Period, neither the Company nor the Company Board (or any committee thereof), as applicable, shall, and neither shall publicly propose to: (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (ii) approve, recommend or otherwise declare advisable any Acquisition Proposal; (iii) enter into any Acquisition Agreement (other than an Acceptable Confidential Agreement); (iv) if an Acquisition Proposal has been publicly disclosed by a third party (other than by the commencement of a tender offer or exchange offer), refuse to affirm publicly the Company Board Recommendation following any reasonable written request by Parent to provide such reaffirmation with ten (10) Business Days after Parent’s written request therefor (provided that the Company shall not be required to make more than two (2) such reaffirmations with respect to any Acquisition Proposal) or (v) refrain from recommending against any Acquisition Proposal that is a tender offer or exchange offer within ten (10) Business Days after the commencement thereof or (vi) authorize, commit, resolve or agree to take any such actions (any such action, other than those set forth in the preceding clause (iii), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board (1) may effect an Adverse Recommendation Change and (2) in respect of the immediately following subclause (x), may cause the Company to terminate this Agreement by written notice to Parent of such termination (so long as, prior to or substantially concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the Company Termination Fee), if (x) the Company receives a written Acquisition Proposal that did not result from a breach (or deemed breach) of this Section 6.03 that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) is a Superior Proposal and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (y) an Intervening Event occurs and as a result thereof the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that:

(i) prior to effecting such an Adverse Recommendation Change with respect to a Superior Proposal or terminating this Agreement pursuant to Section 8.01(f), (A) the Company has notified Parent in writing that it intends to effect an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(f) (which notice shall not constitute an Adverse

Recommendation Change), (B) the Company has provided Parent a summary of the material terms and conditions of such Acquisition Proposal, which shall include (at a minimum) all of the information that is specified in Section 6.03(c), (C) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement and (D) no earlier than the end of such four (4) calendar day period, the Company Board (after consultation with its outside legal counsel and financial advisor), shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that such Superior Proposal still constitutes a Superior Proposal and that the failure to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 8.01(f) in connection therewith would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any change to the material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices references herein to a “four (4) calendar day period” shall be deemed to be references to a “two (2) calendar day period”); and

(ii) prior to effecting such an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company has notified Parent in writing that it intends to effect such an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change, (B) if requested to do so by Parent, for a period of four (4) calendar days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made the Representatives of the Company reasonably available to discuss and negotiate in good faith, with Parent and its Representatives any bona fide proposed modifications to the terms and conditions of this Agreement and (C) no earlier than the end of such four (4) calendar day period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four (4) calendar day period, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any such action that would otherwise constitute an Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed an Adverse Recommendation Change.

(g) Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer from any person or group (other than Parent or any of its Subsidiaries) relating to, in a single transaction or series of related transactions: (A) any direct or indirect acquisition of, individually or in the aggregate, (1) more than 20% of the assets (whether based on the fair market value on a consolidated basis, revenue generation or net income) of the Company Group, taken as a whole, including in any such case through the acquisition of one or more Company Subsidiaries owning such assets, or (2) more than 20% of the outstanding Company Common Stock (or any Equity Interests convertible into, or exchangeable for, such Company Common Stock); (B) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in such person or group (or the shareholders of such person or group) beneficially owning 20% or more of the outstanding Company Common Stock or securities of any Company Subsidiaries with respect to which more than 20% of the net revenue, income, or assets (based on fair market value on a consolidated basis) of the Company Group is attributable, taken as a whole; or (C) any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or other similar transaction involving the Company which would result in such person or group (or the shareholders of such person or group) beneficially owning, directly or indirectly, more than 20% of the outstanding Company Common Stock or 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power). Whenever the term “group” is used in this Agreement, it shall have the definition set forth in Rule 13d-3 of the Exchange Act.

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition first occurring or arising after the date of this Agreement that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall any of the following constitute or be deemed to be an Intervening Event: (A) any Acquisition Proposal; (B) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the pendency or consummation of the Transactions; (C) any change in the trading price or trading volume of Company Common Stock on Nasdaq or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions, with respect to this subclause (C) relating to or causing such change may be considered, along with the effects or consequences thereof); or (D) the fact that the Company has exceeded internal or published projections, forecasts, revenue or earnings predictions or expectations of the Company for any period ending on or after the date hereof (although for purposes of clarity, any underlying facts, events, circumstances, changes, effects, developments or conditions relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof).

(iii) “Superior Proposal” means any bona fide written Acquisition Proposal made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement that (A) would result in such person or group (or in the case of a direct merger between such person and the Company, the shareholders of such person) acquiring, directly or indirectly, more than 50% of the outstanding Shares or all or substantially all of the assets of the Company Group, taken as a whole, (B) is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal that the Company Board deems relevant in furtherance of their fiduciary duties) are more favorable to the Company’s stockholders (solely in their capacities as such) from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any bona fide proposed amendment or modification proposed by Parent pursuant to Section 6.03(e)(i)) and (C) the Company Board determines (after consultation with its financial advisor and outside legal counsel that the Company Board deems relevant) is reasonably capable of being consummated in accordance with its terms, taking into account all financial, regulatory, legal and other aspects (including certainty of closing, certainty of financing and the identity of the person making the Acquisition Proposal) of such proposal.

(h) It is understood that for all purposes of this Agreement, in the event that any Representative of the Company Group takes any action which, if taken by the Company, would constitute a breach of this Section 6.03, such action shall be deemed to be a breach of this Section 6.03 by the Company.

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under (i) the certificate of incorporation and by-laws (or equivalent organizational documents) of the Company and each Company Subsidiary in effect as of the date of this Agreement and (ii) any and all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”), and such indemnification agreements shall survive the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Parties, except, in each case, to the extent required by applicable Law. In addition, the certificate of incorporation and by-laws of the Surviving

Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of the Indemnified Parties and any claim made pursuant to such rights within such six (6) year period shall continue to be subject to this Section 6.04(a) and the rights provided under this Section 6.04(a) until disposition of such claim.

(b) For a period of six (6) years after the Effective Time, the Surviving Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as a director or officer of the Company or any Company Subsidiary, occurring on or before the Effective Time, and to the fullest extent permitted by Law, the Surviving Company shall pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) subject to the undertaking described in the previous sentence, the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action and does not contain an admission of fault or wrongdoing or such Indemnified Party otherwise consents and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, however, that neither Parent nor the Surviving Company shall be liable for any settlement effected without the Surviving Company’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any indemnification agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c) Prior to the Effective Time, the Company shall cause to be obtained, effective as of the Effective Time, “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance in amount and scope (including with respect to coverage and deductibles) at least as favorable as the Company’s existing policies as of immediately prior to the Effective Time for claims arising from facts or events that occurred on or prior to the Effective Time. If for any reason the Company fails to obtain such “tail” insurance policies as of the

Effective Time, the Surviving Company shall maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company as of immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially similar with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Company or the Surviving Company, as applicable, be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current aggregate annual premiums paid by the Company for such insurance; provided further that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the proper provision shall be made so that the successors and assigns of the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

(f) The provisions of this Section 6.04 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their successors, assigns and heirs (each of whom shall be third party beneficiaries of this Section 6.04) and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. Unless required by applicable Law, this Section 6.04 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Parties or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Parties.

SECTION 6.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period of one (1) year immediately following the Effective Time, it shall, or it shall cause the Surviving Company and its Subsidiaries to provide all employees of the Company and of each of the Company Subsidiaries as of the Effective Time (each, a “Continuing Employee”) to the extent such Continuing Employees remain employed by Parent or its Subsidiaries and, to the extent permitted by applicable Law, with a base salary or wages, target cash bonus opportunity and retirement and health and welfare benefits that are no less favorable than in the aggregate to the base salary or wages, target cash bonus and retirement and health and welfare benefits received by Continuing Employees from the Company and its Subsidiaries, in the aggregate, immediately prior to the Effective Time or those provided by Parent or its Subsidiaries to similarly situated employees of Parent or its Subsidiaries. From and after the Effective Time, and notwithstanding the foregoing, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Contracts of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time that are with any Continuing Employees to the extent disclosed on Section 6.05(a) of the Company Disclosure Schedule.

(b) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, use commercially reasonable efforts to cause Continuing Employees to receive service credit for purposes of eligibility to participate, vesting and benefit accrual, but excluding benefit accruals under any defined benefit pension plan, under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such plan, program or arrangement shall credit each such Continuing Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company, any Company Subsidiary and all Affiliates where service with the Affiliate was credited under a comparable Plan of the Company prior to the Effective Time. In addition, Parent shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use commercially reasonable efforts to recognize, for purposes of the annual deductible and out-of-pocket limits under its medical and dental plans, the deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c) If requested by Parent as of at least ten (10) days prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall take all necessary actions to terminate or cause to be terminated any or all of the Plans sponsored or maintained by the Company or any of its Subsidiaries. The Company shall, or shall cause its applicable Affiliate to, provide Parent with evidence that any requested terminated Plan has been terminated, with the termination of the applicable Plans effective no later than the day immediately preceding the Closing Date, pursuant to a duly adopted resolution of the Company or its applicable Affiliate (the form and substance of which shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) no later than the day immediately preceding the Effective Time.

(d) Nothing contained in this Agreement is intended to be treated as an amendment to any Plan or any employee benefit plan or arrangement of Parent or any of its Affiliates, or to create any third-party beneficiary rights in any Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof. Nothing contained herein, express or implied, shall (i) alter or limit the ability of Parent or the Surviving Company or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (ii) create any rights to continued employment or service with Parent, the Surviving Company or any Company Subsidiary or any of their respective Affiliates or in any way limit the ability of Parent, the Surviving Company or any Company Subsidiary or any of their respective Affiliates to terminate the employment or service of any Service Provider at any time and for any reason.

SECTION 6.06 Regulatory Filings.

(a) As promptly as practicable after execution and delivery of this Agreement, each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate the Transactions, including within fifteen (15) Business Days after the date of this Agreement, unless otherwise agreed to by counsel in writing, making or causing to be made all filings and submissions required to be made by Parent, the Company or any of their Affiliates under the HSR Act, and no later than thirty (30) Business Days after the date of this Agreement, unless otherwise agreed to by counsel in writing, or in case a jurisdictional notice is issued by a Governmental Authority, submitted no later than twenty (20) Business Days after the date of such notice, unless otherwise agreed to by counsel in writing, such agreement not to be unreasonably withheld, with prenotification where required, making or causing to be made all filings and submissions, required to be made by any party or any of its Affiliates under any other applicable Antitrust Law or any Foreign Investment Law, as applicable, or other Laws for the consummation of the Transactions. The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with such filings and submissions and shall promptly respond to any requests for information, including, if applicable, requests for the production of documents and the production of witnesses for interviews or depositions, by any Governmental Authorities.

(b) Without limiting the foregoing, each of Parent and the Company shall diligently assist and cooperate with each other in preparing and filing all documents required to be submitted by any of them or their Affiliates to any Governmental Authorities in connection with the Transactions and in obtaining any Governmental Authority or consents, waivers, authorizations, clearances or approvals which may be required to be obtained by Parent, the Company or any of their Affiliates in connection with the Transactions (which assistance and cooperation shall include timely furnishing to the requesting party all information that such party or its counsel reasonably determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization, clearance or approval). Parent and the Company shall consult in good faith regarding strategy for obtaining approvals or expiration or termination of any waiting period; provided, in the event of a dispute between Parent and the Company, the final determination regarding such strategy shall be made by Parent.

(c) Without limiting the foregoing, each of the parties shall have the right to review in advance, and to the extent practicable, each will consult the other prior to making any filing with, or a material communication to, any Governmental Authority in connection with the Transactions. Subject to this Section 6.06 and applicable Laws relating to the exchange of information, each party shall, to the extent practicable, give the other parties reasonable advance notice of, and the opportunity to comment on, all material communications with any Governmental Authority and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other communication to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and each party shall make reasonable efforts to afford the other Parties the opportunity to attend or participate in material conferences, meetings and telephone or other communications between the other parties and regulators concerning the Transactions, unless prohibited by such Governmental Authority. The parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement in connection with any request, inquiry, investigation, action or legal proceeding by a Governmental Authority. Materials required to be provided pursuant to this Section 6.06(c) may be redacted (i) to remove references concerning the valuation of the Company or the identity of alternative acquirers, (ii) as necessary to comply with contractual arrangements in existence as of the date of this Agreement and (iii) as necessary to preserve attorney-client or other privilege concerns and (iv) to remove material that is unrelated to both the Transactions and the substance of any investigation by a Governmental Authority. Each party, as each reasonably deems advisable, shall be entitled to designate any competitively sensitive material provided to the other Parties under this Section 6.06 as “Antitrust/FDI Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust and foreign direct investment counsel of the recipient and will not be disclosed by such outside counsel to other Representatives of the recipient unless express written permission is obtained in advance from the source of the materials or its legal counsel.

(d) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require, or be construed to require, Parent or any Affiliate of Parent to (and the Company shall not, without the prior written consent of Parent, agree to) (i) any sale, license, divestiture or other disposition or holding separate of any capital stock, businesses, assets, properties or other interests of Parent, the Company or any of their respective Affiliates, (ii) the imposition of any limitation, restriction or condition on the ability of Parent, the Company or any of their respective Affiliates to conduct their respective businesses, assets, properties or other interests or (iii) the imposition of any limitation, restriction or condition on Parent, the Company, or any of their respective Affiliates under any Antitrust Laws; and, for the avoidance of doubt, solely to the extent Parent agrees to take, or consents to the Company to take, any of the foregoing actions, the Company shall not be required to take or commit to take any such action, or agree to any such condition or restriction, unless such action, commitment, agreement, condition or restriction is conditioned upon the Closing.

(e) The parties agree to use reasonable best efforts to defend through litigation on the merits any claim under Antitrust Law asserted in court or any administrative or other tribunal by any third party, including any Governmental Authorities, in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing Date from occurring prior to the Termination Date.

(f) During the Pre-Closing Period, Parent shall not and shall cause its controlled Affiliates not to acquire or enter, or publicly announce the intent to acquire or enter, into any agreement to acquire by merging or consolidating with or by purchasing a substantial portion of the assets of or equity, or by any manner, or announce any acquisition of any company, business or assets, if (A) related to gastrointestinal bleeding or bariatric procedures and (B) the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction or action would reasonably be expected to (i) impose a material delay in the expiration or termination of any applicable waiting period or impose a material delay in the obtaining of, or increase the risk of not obtaining, any authorization, consent, clearance, approval, declarations or order of a Governmental Authority necessary to consummate the Transactions, including receipt of any approvals and expiration of waiting periods pursuant to the HSR Act or other applicable Antitrust Laws, (ii) materially increase the risk of a Governmental Authority entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions or (iii) otherwise materially delay or impede the consummation of the Transactions; provided, however, the restrictions set forth in this Section 6.06 shall not prevent Parent from acquiring or entering into any agreement to acquire by merging or consolidating with or by purchasing a substantial portion of the assets of or equity, or by any manner (1) a company, business or assets (as applicable) that is solely engaged in the business of manufacturing, producing, marketing and/or selling gastrointestinal bleeding or bariatric procedures if (y) such company, business or assets, as applicable, has total revenues with respect to such business of $20 million or less for the trailing twelve months prior to entering into the agreement for such acquisition, and (z) such transaction is not reportable under the HSR Act or (2) a company, business, or assets that is engaged, but not solely engaged, in the business of manufacturing, producing, marketing and/or selling gastrointestinal bleeding or bariatric procedures if (y) such company, business or assets, as applicable, has total consolidated revenues of $20 million or less with respect to the business of manufacturing, producing, marketing and/or selling gastrointestinal bleeding or bariatric procedures and (z) such revenue does not represent more than five percent (5%) of the total consolidated revenues of the company, business or assets to be acquired, as applicable.

SECTION 6.07 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Promptly following the execution of this Agreement, Parent shall execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

SECTION 6.08 Public Announcements. The parties agree that Parent and the Company shall each issue an initial press release relating to this Agreement in forms mutually agreed to by Parent and the Company. Thereafter until the Effective Time, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent (i) the press release or public statement contains information that is consistent with the press release(s) referred to in the preceding sentence or any other release or public statement previously issued or made in accordance with this Section 6.08 or (ii) public disclosure is required by applicable Law or the requirements of the NYSE and Nasdaq, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements, except with respect to the matters described in, and subject to the requirements of, Section 6.03, Section 8.01 and Section 8.03 or in connection with any dispute between the parties regarding this Agreement.

SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value-added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10 Stock Exchange De-Listing. Prior to the Effective Time, the Company shall cooperate with any reasonable requests of Parent and in response thereto, use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Company of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

SECTION 6.11 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense (at Parent’s sole cost and subject to a joint defense agreement) of any Action brought by the Company’s stockholders or other persons against the Company or any of its directors, officers or Representatives arising out of or relating to this Agreement or the Transactions. Without limiting the preceding sentence, the Company shall provide Parent the opportunity to review and comment on all material filings or responses to be made by the Company in connection with any such Action, and the right to consult on the settlement with respect to such Action, and the Company will in good faith take such comments into account, and, no such settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). The Company shall promptly notify Parent of any such Action and shall keep Parent reasonably and promptly informed with respect to the status thereof.

SECTION 6.12 Takeover Laws. If any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL) becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 6.13 Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving party from any third person alleging that the consent or approval of such third person is or may be required in connection with the Transactions and the pursuit of such consent could (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the Transactions; (ii) receipt of any notice or other communication from any Governmental Authority, the NYSE or Nasdaq (or any other securities market) in connection with the Transactions; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition set forth in Article VII to be satisfied. In no event shall (1) the delivery of any notice by a party pursuant to this Section 6.13 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (2) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

SECTION 6.14 280G Calculations. As soon as practicable, but in no event later than sixty (60) Business Days after the date hereof, the Company will make available to Parent true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code and determined as of the date of this Agreement), which analysis may be updated from time to time (with any subsequent updates promptly provided to Parent). The Company shall use its reasonable best efforts to finalize any Section 280G calculations at least ten (10) Business Days prior to the Closing.

SECTION 6.15 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.16 Existing Indebtedness. The Company shall use reasonable best efforts to (a) obtain a customary pay-off letter or termination agreement (in form and substance reasonably acceptable to Parent) (the “Debt Payoff Letter”) and lien terminations to the extent necessary for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of, (i) all obligations outstanding under the Loan and Security Agreement, dated as of December 21, 2021, by and among the Company, certain of the Company Subsidiaries, Innovatus Life Sciences Lending Fund I, LP, and the other lenders party thereto (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Loan Agreement”) and (ii) any remaining obligations outstanding under the Loan and Security Agreement, dated as of March 15, 2019, by and among Solar Capital LTD., the Company and certain Company Subsidiaries (the “Solar Loan Agreement”) and (b) provide Parent with a copy of such fully executed Debt Payoff Letter at least two (2) Business Days prior to the Closing Date and (c) give (by no later than the date required under the Existing Loan Agreement or the Solar Loan Agreement, as applicable) any necessary notices (including notices of prepayment and/or notice of commitment termination) to allow for the prepayment, payoff, discharge and termination in full of the Existing Loan Agreement and the payoff, discharge and termination in full of Solar Loan Agreement, in each case, at the Closing.

SECTION 6.17 Convertible Debentures.

(a) Within the time periods required by the terms of each of the Convertible Debentures, the Company will take all actions required by the Convertible Debentures to be performed by the Company at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Merger, including the giving of any notices that may be required and delivery to the holders or other applicable persons, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time. The Company will deliver a copy of any such notice or other documents to Parent at least three (3) Business Days prior to delivering such notice or other documents in accordance with the terms of the applicable Convertible Debentures and consider in good faith any comments made by Parent with respect thereto.

(b) In advance of the Closing, the Company shall use reasonable best efforts to (i) provide all assistance reasonably requested by Parent to prepare, facilitate and arrange for the delivery of, on the Closing Date, any required certificates, legal opinions, debenture amendments and other documents to the extent such certificates, debenture amendments, opinions and other documents are required by the Convertible Debentures in accordance with the Convertible Debentures and (ii) if reasonably requested by Parent, take any actions permitted to be taken by the Company pursuant to the Convertible Debentures within the time periods required by the terms thereof.

(c) In connection with the Merger and the other Transactions, in the event that Parent desires to purchase the Convertible Debentures or obtain consents from the holders of some or all of the Convertible Debentures, effective immediately prior to (but subject to the occurrence of), on, or after, the Effective Time, whether through open market purchases, privately negotiated transactions, consent solicitations or one or more offers to purchase the Convertible Debentures or other similar transactions (including any tender offer or consent solicitation) (any such transaction, a “Repurchase Transaction”), each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to, and will use its respective reasonable best efforts to cause its respective Affiliates and Representatives to, reasonably cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as reasonably requested by Parent, including, if so reasonably requested by Parent, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and Parent shall, and the Company shall reasonably assist and cooperate with Parent to, prepare any documentation related thereto, in form and substance reasonably satisfactory to the Company, and shall provide the Company reasonable time to review such documentation; it being understood that in no event shall the Company or any Company Subsidiary be required to (i) enter into or approve any documentation referred to in this Section 6.17(c) that takes effect or is effective prior to the Effective Time, or commence or effect any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time, (ii) incur any financing or provide assistance in obtaining any financing for a Repurchase Transaction or (iii) bear any out-of-pocket third-party cost, fee or expense (including any fees and expenses of outside counsel to the Company) or pay any fee (other than those costs, fees and expenses that Parent commits to reimburse) or provide any indemnity (other than any indemnity that Parent commits to reimburse or indemnify the Company for). Parent will provide (or cause to be provided) (including by means of the Company at or after the Effective Time) on or after the Effective Time funds in an amount necessary to effect any such Repurchase Transaction.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with a Governmental Authority not to consummate the Merger shall have expired or been terminated and (ii) all required consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Parent Disclosure Schedule shall have been obtained.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 3.25 and Section 3.27 shall, if qualified by materiality or “Company Material Adverse Effect” be true and correct in all respects, or if not so qualified, be true in correct in all material respects (except for the representations and warranties of the Company in (A) Section 3.03(a), which shall be true and correct in all respects, and (B) Section 3.03(b), which shall be true and correct in all respects, except for de minimis deviations), in each case, as of the date of this Agreement and the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), and (ii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality”, “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties in this subclause (ii) to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(c).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.02 and Section 4.08 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall have been true and correct as of the date of this Agreement as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Merger or the other Transactions or have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Company Board or Parent Board (as applicable) of the terminating party or parties, notwithstanding any prior adoption of this Agreement by the stockholders of the Company, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before January 31, 2024 (the “Outside Date”); provided, however, that if on the Outside Date any of the conditions set forth in Section 7.01(b) (solely to the extent the Law or Order giving rise to such condition not having been satisfied relates to an Antitrust Law) or Section 7.01(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then Parent may, by written notice to the Company, elect to extend the Outside Date until no later than July 31, 2024; provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any agreements and covenants under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger and such Law or Order shall have become final and nonappealable, or if there shall be adopted following the date of execution of this Agreement any Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party whose failure to fulfill any agreements or arrangements under Section 6.06 has been the proximate cause of, or resulted in, such Law or Order being enacted, issued, promulgated, enforced, entered or adopted, as applicable;

(d) by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting (or any adjournment or postponement thereof at which a vote is taken on the Merger);

(e) by Parent, prior to the Company’s receipt of the Company Stockholder Approval, if the Company Board shall have effected an Adverse Recommendation Change;

(f) by the Company, at any time prior to the time at which the Company receives the Company Stockholder Approval, if the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.03; provided that (i) the Company shall have complied with Section 6.03 with respect to such Superior Proposal and (ii) prior to or substantially concurrently with, and as a condition to the effectiveness of such termination, the Company pays to Parent the Company Termination Fee;

(g) by Parent, if the Company shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 8.01(g), and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by Parent to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(g) and the basis for such termination and (B) the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if either Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions in Section 7.03(a) or Section 7.03(b) are not satisfied; or

(h) by the Company, if Parent or Merger Sub shall have breached any of its representations or warranties, or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 8.01(h) (it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of such period), and (ii) is incapable of being cured prior to the Outside Date or, if curable by such date, is not cured within the earlier of (A) thirty (30) calendar days after written notice thereof is given by the Company to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(h) and the basis for such termination (it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of such period) and (B) the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements hereunder such that the conditions in Section 7.02(a) or Section 7.02(b) are not satisfied.

SECTION 8.02 Notice of Termination; Effect of Termination.

(a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party.

(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 8.02, Section 6.02(b), Section 8.03 and Article IX shall remain in full force and effect and (ii) nothing herein (including Section 8.03) shall relieve any party from liability for any common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another or intentional breach of this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “intentional breach” shall mean a material breach of this Agreement that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

SECTION 8.03 Fees and Expenses.

(a) Subject to Section 8.03(b), all costs and expenses (including attorneys’ fees) incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the closing of the Merger shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.

(b) If this Agreement shall be validly terminated:

(i) by (A) Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d) or (B) by Parent pursuant to Section 8.01(g), then, if (1) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced, disclosed or otherwise made public that remains outstanding and not publicly withdrawn as of, in the case of clause (A), the date that is three (3) Business Days prior to Company Stockholders’ Meeting, and in the case of clause (B), the Termination Date and (2) within twelve (12) months of the Termination Date the Company or any Company Subsidiary enters into a definitive agreement with respect to, or submits to the stockholders of the Company for adoption, an Acquisition Proposal or consummates an Acquisition Proposal, then the Company shall pay Parent the amount of $19,000,000 (the “Company Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days of the earliest to occur of the entry by the Company into the definitive agreement with respect to an Acquisition Proposal, the submission of an Acquisition Proposal to the stockholders of the Company for adoption or the consummation of any Acquisition Proposal, in each case, as referred to in subclause (2) of this Section 8.03(b)(i).

(ii) by Parent pursuant to Section 8.01(e), then the Company shall pay to Parent the Company Termination Fee;

(iii) by the Company (A) pursuant to Section 8.01(b) or Section 8.01(d) at a time when Parent had the right to terminate pursuant to Section 8.01(f) or (B) pursuant to Section 8.01(f), then the Company shall pay to Parent the Company Termination Fee; or

(iv) by (A) Parent or the Company pursuant to Section 8.01(b) or (B) Parent or the Company pursuant to Section 8.01(c) (solely to the extent the Law or Order giving rise to such termination right relates to an Antitrust Law) and, in each case, at the time of such termination, (1) the condition set forth in Section 7.01(b) (solely to the extent the Law or Order giving rise to such condition not having been satisfied relates to an Antitrust Law) or Section 7.01(c) shall have not been satisfied, (2) the condition set forth in Section 7.01(a) has been satisfied, (3) prior to such termination Parent did not exercise its right to extend the Outside Date in accordance with Section 8.01(b) and (4) all of the conditions set forth in Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided that those conditions would have been capable of being satisfied if the Closing were to occur on such date), then Parent shall pay, or cause to be paid, to the Company an amount equal to $30,000,000 (the “Parent Tier I Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days of such termination;

(v) by (A) Parent or the Company pursuant to Section 8.01(b) or (B) Parent or the Company pursuant to Section 8.01(c) (solely to the extent the Law or Order giving rise to such termination right relates to an Antitrust Law) and, in each case, at the time of such termination, (1) the condition set forth in Section 7.01(b) (solely to the extent the Law or Order giving rise to such condition not having been satisfied relates to an Antitrust Law) or Section 7.01(c) shall have not been satisfied, (2) the condition set forth in Section 7.01(a) has been satisfied, (3) prior to such termination Parent exercised its right to extend the Outside Date in accordance with Section 8.01(b) and (4) all of the conditions set forth in Section 7.02 shall have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, provided that those conditions would have been capable of being satisfied if the Closing were to occur on such date), then Parent shall pay, or cause to be paid, to the Company an amount equal to $50,000,000 (the “Parent Tier II Termination Fee”), which payment shall be made by wire transfer of immediately available funds within two (2) Business Days of such termination

(c) Without limiting the right of Parent to seek specific performance in accordance with Section 9.10, the Company Termination Fee payable by the Company under Section 8.03(b)(iii) shall be paid to Parent or its designee by the Company in immediately available funds (i) prior to or substantially concurrently with, and as a condition to the effectiveness of, termination of this Agreement by the Company pursuant to Section 8.01(f) and (ii) within two (2) Business Days after the termination of this Agreement by Parent pursuant to Section 8.01(e). The payment to Parent or its designees of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement (including the termination hereof), the Transactions or any matter forming the basis for the termination hereof, and to the extent the Company Termination Fee is paid, upon such payment in accordance with this Section 8.03, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement (or the termination hereof) or the Transactions or any matter forming the basis for the termination hereof.

(d) Without limiting the right of the Company to seek specific performance in accordance with Section 9.10, the payment to the Company or its designees of the Parent Tier I Termination Fee under Section 8.03(b)(iv) or the Parent Tier II Termination Fee under Section 8.03(b)(v) shall be the sole and exclusive remedy of the Company in connection with this Agreement (including the termination hereof), the Transactions or any matter forming the basis for the termination hereof in the event of any such payment becoming due and payable and is paid, and to the extent the Parent Tier I Termination Fee under Section 8.03(b)(iv) or the Parent Tier II Termination Fee under Section 8.03(b)(v) is paid, upon such payment in accordance with this Section 8.03, none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement (or the termination hereof) or the Transactions or any matter forming the basis for the termination hereof.

(e) For purposes of Section 8.03(b)(i), Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 20% in the definition thereof shall be deemed to be references to 50%.

(f) The parties acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company or Parent fails to pay when due any amount pursuant to this Section 8.03, then the Company or Parent, as applicable, shall also (i) reimburse Parent or the Company, as applicable, for all reasonable, out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred in connection with the collection of such overdue amount and the enforcement by Parent or the Company, as applicable, of its rights under this Section 8.03, and (ii) pay to Parent or the Company, as applicable, interest on such overdue amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made. In no event shall (A) the Company be required to pay the Company Termination Fee in connection with the termination of this Agreement or the Transactions more than once or (B) Parent be required to pay either the Parent Tier I Termination Fee or the Parent Tier II Termination Fee in connection with the termination of this Agreement or the Transactions more than once.

(g) Each of the parties acknowledges that any amounts payable by the Company or Parent pursuant to this Section 8.03, including the Company Termination Fee and the Parent Termination Tier I Fee or the Parent Tier II Termination Fee, as applicable, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service or by email transmission (if sent prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or if sent after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission) to the respective parties at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a) if to Parent or Merger Sub:

Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

Attention: Chief Corporate Counsel

Email: ******

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:    Clare O’Brien

                    Derrick Lott

Email:         ******

                    ******

(b) if to the Company:

Apollo Endosurgery, Inc.

1120 S. Capital of TX Hwy Bldg. 1, Suite 300

Austin, TX 78746

Attn: Brian Szymczak

Email: ******

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention:   Mark Weeks

                    Ben Beerle

                    Milson Yu

Email:         ******

                    ******

                    ******

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 6.03 or any other provision of this Agreement and (ii) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided that such agreement need not include any “standstill” or similar restriction.

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with the terms of Section 6.03) regarding, or that is intended to result in, or could reasonably be expected to lead to, any Acquisition Proposal.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other antitrust, competition or trade regulation Laws or Laws of any jurisdiction, including any other federal, state, foreign or multinational Laws, that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and each Company Subsidiary.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means (a) all Contracts granting rights or establishing obligations under Intellectual Property to which the Company or a Company Subsidiary is a party, including all Contracts pursuant to which (i) the Company or a Company Subsidiary licenses, permits or agrees to license or permit any other person to use, enforce or register any Intellectual Property, (ii) any person licenses, permits or agrees to license or permit the Company or a Company Subsidiary to use, enforce or register any Intellectual Property and (iii) the Company or a Company Subsidiary has utilized Open Source Licenses in the Company Products, or in the development or manufacture thereof and (b) consents, settlements, waivers, releases, covenants, options, Orders, injunctions or rulings governing the use, validity or enforceability of any Company Intellectual Property.

“Company Material Adverse Effect” means any event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with any other event, circumstance, change, condition, occurrence or effect, has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company Group, taken as a whole; provided, however, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any event, circumstance, change, condition, occurrence or effect resulting from or relating to (A) a change in general economic, political, regulatory, business, financial, credit or capital market conditions, or any changes therein, including interest or exchange rates, or fluctuations in the value of any currency, (B) any change in accounting requirements or principles required by GAAP or required by any change in applicable Laws after the date hereof, (C) any disease outbreak, epidemic or pandemic (including COVID-19) and any evolutions or mutations thereof or quarantine restrictions, natural disasters or the worsening of any of the foregoing, escalation of or acts of armed hostility or terrorism or escalation or worsening of war, or any similar force majeure events, (D) the announcement of the execution of this Agreement or the pendency of the Transactions (provided that the exceptions in this subclause (D) shall not apply to any representations or warranties contained in Section 3.05 (or the condition in Section 7.02(a) as it relates to the representations or warranties contained in Section 3.05)), or (E) compliance with the express terms of, or the taking of any action expressly required by, this Agreement (excluding the Company operating in the ordinary course of business) or the taking of any action requested in writing by Parent prior to the taking of such action; provided further that, if the exceptions set forth in subclauses (A), (B) and (C) of this clause (i) have a disproportionate impact on the Company Group, taken as a whole, compared to other companies that operate in the industries in which the Company Group operates, then such disproportionate effects, changes, developments or occurrences may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent of such disproportionate impact or (ii) any failure to meet any public estimates or expectations of the Company’s bookings, revenue, earnings per share, or other financial performance or results of operations for any period or any failure to meet any internal or published projections, budgets, plans or forecasts of its bookings, revenues, earnings, earnings per share or other financial performance or results of operations for any period or a decline in the price or trading volume of the Shares (provided that, except as otherwise provided in this definition, the underlying causes of such failure or decline may be considered in determining whether there is a Company Material Adverse Effect).

“Company Product” means the products and services currently being sold or distributed by a member of the Company Group.

“Company Stock Plans” means the Company’s 2006 Stock Option Plan, the Company’s 2016 Equity Incentive Plan, the Company’s 2017 Equity Incentive Plan, in each case, as amended from time to time, and any grants made pursuant to the “inducement” grant exception under Rule 5635(c)(4) of the Nasdaq Listing Rules.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Warrants” means the pre-funded warrants to purchase up to 17,520,000 shares of Company Common Stock issued by the Company on or about July 21, 2020.

“Contract” means any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Convertible Debentures” means the Company’s 6.0% Convertible Debentures, due August 12, 2026.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus and any evolutions or mutations thereof.

“COVID-19 Measure” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Law, judgment, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Device Regulatory Laws” means Laws administered by the FDA relating to the regulation of the procurement, design, research, development, testing, studying, manufacturing, quality, licensing, production, processing, handling, packaging, labeling, storage, advertising, use, promotion, marketing, importation, exportation, sale and distribution of medical devices or components thereof, and any analogous applicable Laws of any applicable State or jurisdiction, but excluding Healthcare Laws.

“Exclusively Licensed Intellectual Property” means all Licensed Intellectual Property that is granted on an exclusive basis to any member of the Company Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business under common control with the Company as determined under Sections 414(b), (c), (m) or (o) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, at 21 U.S.C. §§ 301 et. seq. and its implementing regulations and guidance.

“Foreign Investment Law” means any Laws that are designed to prohibit, restrict or regulate foreign investment.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812.

“Healthcare Laws” means all foreign, federal, state, and local Laws relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including: (a) federal Laws relating to the Medicare and Medicaid programs and any other federal healthcare programs; (b) federal and state Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et. seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Requirements of Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and § 1320a-7b) and the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et. seq.); (c) the federal Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the regulations implemented thereunder and similar state Laws; (d) state Laws relating to Medicaid or any other state healthcare or health insurance programs; (e) federal or state Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (f) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (g) state Laws relating to insurance and risk-sharing products, services and arrangements; and (h) federal and state Laws relating to health information privacy, including the Health Insurance Portability and Accountability Act of 1996 and any rules or regulations promulgated thereunder, the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), enacted as part of the American Recovery and Reinvestment Act of 2009, and any HITECH implementing regulations; each of clauses (a) through (h) as amended from time to time; and all comparable foreign, federal, state and local Laws and the rules and regulations promulgated pursuant to all such Laws, each as amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E and including all guidance, rules, interpretations and implanting regulations.

“Intellectual Property” means all intellectual property rights in any jurisdiction worldwide, including (a) trademarks, service marks, trade names, trade dress, slogans, logos, brand names, Internet domain names, social media accounts, geographical indications and corporate names, as well as any other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of a like nature, all registrations (and applications for registration) for the foregoing, and all goodwill connected with the use thereof and symbolized thereby; (b) patents and patent applications (including reissues, divisionals, continuations and continuations-in-part, extensions and counterparts thereof), utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures and industrial designs; (c) rights in any confidential or proprietary information, including trade secrets, know-how, methodologies, pricing information, confidential research, algorithms, models, processes, formulas, client lists and invention rights; (d) works of authorship, copyrights (including copyrights in software), moral rights, design rights and database rights therein and thereto; (e) registrations, applications, renewals and extensions for any of the foregoing in clauses (a) through (d); (f) all rights in software and technology; (g) claims and rights to sue and recover for past, present and future infringement, misappropriation, violation or breach of any of the foregoing; and (h) any and all other intellectual property rights.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified in Section 9.03(a) of the Company Disclosure Schedule, in each case, including the knowledge that any such individual would reasonably be expected to discover or become aware of after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Leased Real Property” means any real property leased, subleased, licensed or otherwise used or occupied (whether as a tenant, subtenant, licensee, or other interest, respectively) by any member of the Company Group under any Company Leases.

“Licensed Intellectual Property” means Intellectual Property that the Company or a Company Subsidiary is licensed or otherwise permitted to use pursuant to the Company IP Agreements.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first refusal, licenses, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Nasdaq” means the Nasdaq Global Select Market.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Regulation (EU) 2017/745 of the European Parliament and of the Council of 5 April 2017 on medical devices, amending Directive 2001/83/EC, Regulation (EC) No 178/2002 and Regulation (EC) No 1223/2009 and repealing Council Directives 90/385/EEC and 93/42/EEC concerning medical devices, as amended from time to time, and applicable harmonized standards.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License, and including any adaptation or modification (e.g., adding the Commons Clause) of or exception to any such license. For the avoidance of doubt, Open Source Licenses include “copyleft” open source licenses.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.

“Permitted Lien” means (a) statutory Liens for Taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business which would not constitute a default under any Company Lease or which are not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings and for which adequate reserves have been made, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Leased Real Property which are not violated in any material respect by the current occupancy, operation or use of any Leased Real Property by any member of the Company Group, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (e) covenants, conditions, restrictions, easements and other similar non-monetary encumbrances and matters of record affecting title to but not adversely affecting current occupancy, operation or use of any Leased Real Property by any member of the Company Group in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities laws, (g) any non-exclusive licenses or non-exclusive rights granted under any Company Intellectual Property pursuant to any Standard Agreement in the ordinary course of business, and (i) any statutory Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises which are not materially adverse to the current occupancy, operation or use of any Leased Real Property by any member of the Company Group.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any data or information relating to an identified or reasonably identifiable individual natural person or that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Privacy Laws or any information that is governed, regulated or protected by one or more Privacy Laws concerning information relating to an identified or identifiable individual natural person.

“Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether written or unwritten and whether or not subject to ERISA, all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, stock appreciation right, incentive, deferred compensation, performance award, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance, change of control or other contracts or agreements to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or direct or indirect liability or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any Service Provider or any beneficiary of any Service Provider.

“Privacy Laws” means all applicable Laws that govern the privacy, security or confidentiality of Personally Identifiable Information. Without limiting the generality of the foregoing, “Privacy Laws” includes, to the extent applicable to the Company Group: (i) the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, 15 U.S.C. § 7701 et. seq.; (iii) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et. seq., as amended; (iv) the Telephone Consumer Protection Act, 47 U.S.C. § 227, as amended; (v) the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. §§ 6101-6108, as amended; (vi) all State law equivalents of the foregoing clauses (i)-(v); (vii) the California Consumer Privacy Act, Cal. Civ. Code § 1798.140, et. seq., as amended; (viii) all Personally Identifiable Information breach notification laws; (ix) the General Data Protection Regulation (Regulation (EU) 2016/679) and the Personally Identifiable Information, privacy, security and confidentiality Laws of non-U.S. countries; (x) Payment Card Industry Data Security Standards; and (xi) regulations implementing such Laws.

“Proxy Statement Clearance Date” means the earlier of (i) the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, including the first (1st) Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement prior to such date, and (ii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first (1st) Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Registered” means registrations, recordations, filings, renewals and applications for any of the foregoing with, granted by or pending before a Governmental Authority or Internet domain name registrar.

“Representatives” of any person shall mean the officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such person or any of its Subsidiaries.

“Rule 10b5-1 Plan” means any contract, instruction or trading plan established pursuant to Rule 10b5-1 under the Exchange Act.

“Service Provider” means any current or former officer, employee, director or independent contractor of the Company and each Company Subsidiary.

“Subsidiary” or “Subsidiaries” of any person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other Subsidiaries of such person, (ii) a partnership of which such person or one or more other Subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other Subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Standard Agreements” means: (i) non-exclusive licenses or rights granted by the Company Group on standard non-negotiated terms to its products and services in connection with the sale thereof to customers in the ordinary course of business; (ii) non-exclusive licenses to the Company Group for standard, generally commercially available, unmodified “off-the-shelf” third party software and products that are used for internal purposes; (iii) nondisclosure agreements entered into in the ordinary course of business; (iv) any incidental non-exclusive licenses granted in the ordinary course of business to a service provider solely as necessary for, and solely during, the provision of the services provided by such service provider to the Company Group; and (v) the Company Group’s standard form employee and independent contractor confidentiality and invention assignment Contracts entered into in the ordinary course of business without material modification to the confidentiality and invention assignment provisions therein.

“Systems” means computer, information technology and data processing systems used by any member of the Company Group, including all software, hardware, firmware, servers, networks, data, communications facilities, platforms and related equipment, systems and services, and all content and related documentation associated with each of the foregoing.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Proposal	§6.03(g)(i)
Action	§ 3.10
Adverse Recommendation Change	§ 6.03(d)
Affiliate Transaction	§ 3.22
Agreement	Preamble
Book-Entry Shares	§ 2.02(b)
Capitalization Date	§ 3.03(b)
Certificate of Merger	§ 1.03
Certificates	§ 2.02(b)
Closing	§ 1.02
Closing Date	§ 1.02
Company	Preamble
Company Board	Recitals
Company Board Recommendation	§ 3.24(a)
Company Bylaws	§ 1.05
Company Charter	§ 1.05
Company Common Stock	§ 3.03(a)
Company Disclosure Schedule	Article III
Company Leases	§ 3.13(b)
Company Permits	§ 3.06
Company Option	§ 2.04(a)
Company PSU	§ 2.04(d)
Company RSU	§ 2.04(c)
Company Stockholder Approval	§ 3.24(b)
Company Termination Fee	§8.03(b)(i)
Confidentiality Agreement	§ 6.02(b)

Defined Term	Location of Definition
Continuing Employee	§ 6.05(a)
Data Security Requirements	§ 3.18(i)
Debt Payoff Letter	§ 6.16
DGCL	Recitals
Dissenting Shares	§ 2.07
Effective Time	§ 1.03
Environmental Laws	§ 3.17(b)
Equity Interest	§ 3.03(b)
Exchange Act	§ 3.05(b)
Excluded Shares	§ 2.01(a)
Existing Loan Agreement	§ 6.16
FDA Application Integrity Policy	§ 3.20(f)
GAAP	§ 3.08(b)
Governmental Authority	§ 3.05(b)
Hazardous Materials	§ 3.17(c)
HSR Act	§3.05(b)(v)
Indemnified Parties	§ 6.04(a)
Intervening Event	§6.03(g)(ii)
IRS	§ 3.11(a)
Latest Balance Sheet	§ 3.08(e)
Law	§3.05(a)(ii)
Material Contracts	§ 3.15(a)
Merger	Recitals
Merger Consideration	§ 2.01(a)
Merger Sub	Preamble
Opinion	§ 3.26
Outside Date	§ 8.01(b)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article IV
Parent Termination Fee	§8.03(b)(iv)
party	Preamble
Paying Agent	§ 2.02(a)
Paying Agent Agreement	§ 2.02(a)
Payment Fund	§ 2.02(a)
Piper Sandler	§ 3.26
Pre-Closing Period	§ 5.01(a)
Preferred Stock	§ 3.03(a)
Registered Licensed Intellectual Property	§ 3.18(a)
Registered Owned Intellectual Property	§ 3.18(a)
Repurchase Transaction	§ 6.17(c)
Sarbanes-Oxley Act	§ 3.08(a)
SEC	§3.05(b)(ii)
SEC Reports	§ 3.08(a)
Securities Act	§3.08(a)(i)

Defined Term	Location of Definition
Shares	§2.01(a)
Significant Customer	§3.22(a)
Significant Supplier	§3.22(b)
Solar Loan Agreement	§6.16
Superior Proposal	§6.03(g)(iii)
Surviving Company	§1.04
Taxes	§3.14(i)(i)
Tax Returns	§3.14(i)(ii)
Termination Date	§8.01

SECTION 9.04 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Article or a Section, such reference shall be to an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Football”, which is hosted by Datasite (https://americas.datasite.com) in connection with the Transactions or disclosed in an SEC Report filed and publicly available, in each case, at least twenty four (24) hours prior to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. No specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty. The phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase. Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.06 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (including and as qualified by the Company Disclosure Schedule), with respect to the Company, and Article IV (including and as qualified by the Parent Disclosure Schedule), with respect to Parent and Merger Sub, which representations and warranties by the Company, Parent and Merger Sub constitute the sole and exclusive representations and warranties of the Company, Parent and Merger Sub in connection with this Agreement or the Transaction, (a) no party makes, no party has made, and no party is relying on or has relied on, any representations or warranties relating to itself or its businesses or otherwise in connection with this Agreement or the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with this Agreement or the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives, whether received prior to or after the date of this Agreement, are not and shall not be deemed to be or to include representations or warranties and none of Parent or Merger Sub will have any claim against any member of the Company Group, or any of their respective Affiliates, stockholders or Representatives, or any other person with respect thereto.

SECTION 9.07 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, Parent Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain liable for all of such obligations as if no such assignment had occurred. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.09 Parties in Interest. Other than the provisions of Section 6.04 (which is for the benefit of the persons covered thereby and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for, if the Effective Time occurs, and subject to the terms and conditions in Article II, the right of the Company’s stockholders to receive the Merger Consideration.

SECTION 9.10 Remedies; Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.03) to (a) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The right to specific enforcement hereunder shall include the right of the Company, on behalf of itself and any third party beneficiaries to this Agreement, to cause Parent to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.

SECTION 9.11 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of any jurisdiction other than the State of Delaware to otherwise govern this Agreement.

(b) The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Delaware Court of Chancery; provided, however, that, if the Delaware Court of Chancery does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the United States District Court for the District of Delaware. Consistent with the preceding sentence, each of the parties hereby (i) submits to the exclusive jurisdiction of such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02; and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.02 shall be deemed effective service of process on such party.

SECTION 9.12 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of the Company Board or Parent Board, as applicable, at any time prior to the Effective Time; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

SECTION 9.14 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.15 Company Disclosure Schedule. The parties agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent on the face of such disclosure. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company

Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would constitute a Company Material Adverse Effect and (b) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.16 Counterparts. This Agreement may be executed and delivered (including by electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By	/s/ Michael F. Mahoney
Name: Michael F. Mahoney
Title: Chief Executive Officer

TEXTILE MERGER SUB, INC.

By	/s/ Michael F. Mahoney
Name: Michael F. Mahoney
Title: President

[Signature Page to Agreement and Plan of Merger]

APOLLO ENDOSURGERY, INC.

By	/s/ Charles McKhann
Name: Charles McKhann
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule I

Signatories to Voting and Support Agreement

R. Kent McGaughy, Jr.

Curlew Fund, LP

Killdeer Fund, LP

Roadrunner Fund, LP

Crested Crane, LP

Kestrel Fund, LP

Mallard Fund, LP